EXHIBIT 4.1

_____________________________________________________
TITAN INTERNATIONAL, INC.
and each of the Guarantors PARTY HERETO
$400,000,000 6.500% Senior Secured Notes due 2023

INDENTURE
Dated as of November 20, 2017

U.S. Bank National Association
as Trustee

and

U.S. Bank National Association

as Collateral Trustee

_____________________________________________________

CROSS‑REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314(a)	4.03;13.02; 13.05
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.
* This Cross Reference Table is not part of this Indenture.

TABLE OF CONTENTS
Page
ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE
ARTICLE 2
THE NOTES
ARTICLE 3
REDEMPTION AND PREPAYMENT
ARTICLE 4
COVENANTS

i

ARTICLE 5
SUCCESSORS

Section 5.01	Merger, Consolidation, or Sale of Assets.	70
Section 5.02	Successor Corporation Substituted.	71
ARTICLE 6
DEFAULTS AND REMEDIES
ARTICLE 7
TRUSTEE

Page
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
ARTICLE 10
NOTE GUARANTEES
ARTICLE 11
SATISFACTION AND DISCHARGE

Section 11.01	Satisfaction and Discharge.	90
Section 11.02	Application of Trust Money.	91
ARTICLE 12
COLLATERAL AND SECURITY

Page

ARTICLE 13
MISCELLANEOUS

EXHIBITS

Schedule I	REAL PROPERTIES
Exhibit A1	FORM OF NOTE
Exhibit A2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF NOTATION OF GUARANTEE
Exhibit E	FORM OF MORTGAGE
Exhibit F	FORM OF LOCAL COUNSEL OPINIONS

INDENTURE, dated as of November 20, 2017, among Titan International, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and collateral trustee (the “Collateral Trustee”).
The Company, the Guarantors, the Trustee and the Collateral Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the $400,000,000 6.500% Senior Secured Notes due 2023 (the “Notes”):
ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE
Section 1.01Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“2020 Notes” means the $400,000,000 aggregate principal amount of 6.875% Senior Secured Notes due 2020 issued by the Company pursuant to an indenture dated October 7, 2013, by and among the Company, the guarantors parties thereto and U.S. Bank National Association, as trustee and as collateral trustee.
“Acquired Debt” means, with respect to any specified Person:
(1)Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
(2)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Act of Required Debtholders” means a vote by Holders of a majority of the principal amount of the Notes.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Agent” means any Registrar, co‑registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:
(1)1.0% of the principal amount of the Note; or
(2)the excess, if any, of:
(a)    the present value at such redemption date of (i) the redemption price of such Note at November 30, 2019 (such redemption price being set forth in the table appearing in Section 3.07 hereof) plus (ii) all required interest payments due on the Note through November 30, 2019 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b)    the principal amount of the Note.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“Asset Sale” means:
(1)the sale, lease, conveyance or other disposition of any assets; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole shall be governed by Section 4.15 or Section 5.01 of this Indenture and not by the provisions of Section 4.10; and
(2)the issuance or sale of Equity Interests of any of the Company’s Restricted Subsidiaries (other than the issuance or sale of (x) Disqualified Stock or preferred stock issued in compliance with the restrictions set forth in Section 4.09 and (y) directors’ qualifying shares and shares required by applicable law or regulation to be held by a Person other than the Company or its Restricted Subsidiaries).
Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale:
(1)any single transaction or series of related transactions that involves assets (other than Collateral) having a Fair Market Value of less than $25.0 million (or, in the case of transactions that involve assets constituting Collateral solely due to Equal and Ratable Liens, $5.0 million);
(2)a transfer of assets or rights between or among the Company and its Restricted Subsidiaries;
(3)an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;
(4)the sale, assignment or lease of products, rights, services, equipment, inventory or accounts receivable in the normal course of business and any sale or other disposition of damaged, worn‑out or obsolete assets or properties in the normal course of business;

(5)the sale or other disposition of cash or Cash Equivalents;
(6)the license of any intellectual property of the Company or any of its Restricted Subsidiaries in the normal course of business;
(7)the surrender or waiver of contract or intellectual property rights, or the settlement, release or surrender of contract, tort or other litigation claims in the normal course of business or to the extent that pursuant to such surrender, waiver, settlement or release the Company or any of its Restricted Subsidiaries does not receive cash or Cash Equivalents in exchange therefor;
(8)a Restricted Payment that does not violate the covenant described in Section 4.07 or a Permitted Investment;
(9)the sale and leaseback of property (other than Collateral) built or acquired by the Company or any of its Restricted Subsidiaries after the Issue Date to the extent permitted by Section 4.16;
(10)the issuance or sale of any Equity Interests in, or debt or other securities of, an Unrestricted Subsidiary;
(11)the granting of Liens not prohibited by this Indenture;
(12)sales or grants of licenses or sublicenses of intellectual property, and licenses, leases or subleases of other assets (other than Collateral), of the Company or any of its Restricted Subsidiaries, in each case to the extent in the ordinary course of business and not materially interfering with the business of the Company and its Restricted Subsidiaries; or
(13)sales, transfers and other dispositions of investments in joint ventures to the extent required by customary buy/sell arrangements between the joint venture parties as set forth in joint venture agreements.
“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation.”
“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d‑3 and Rule 13d‑5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:

(1)with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)with respect to a partnership, the board of directors of the general partner of the partnership;
(3)with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrowing Base” means, as of any date of determination, an amount equal to the sum of (1) 85% of the book value of accounts receivable that are not more than 60 days past due and (2) 85% of the book value of all inventory, in each case, of the Company and its Restricted Subsidiaries.
“Broker‑Dealer” means any broker or dealer registered under the Exchange Act.
“Business Asset” means assets (except in connection with the acquisition of a Subsidiary in a Permitted Business that becomes a Guarantor) other than notes, bonds, obligations and securities which in the good faith judgment of the Board of Directors or senior management of the Company will immediately constitute, be a part of, or be used in, a Permitted Business.
“Business Day” means any day other than a Legal Holiday.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:
(1)in the case of a corporation, corporate stock;
(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means:
(1)United States dollars, euros or other currencies held by the Company or any of its Subsidiaries from time to time in the normal course of business;

(2)securities issued or directly and fully guaranteed or insured by the government of the United States or a state that is a member of the European Union (each, a “Member State”), Switzerland or Canada or any agency or instrumentality of any such government (provided that the full faith and credit of the United States, such Member State, Switzerland or Canada is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;
(3)certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million;
(4)repurchase obligations with a term of not more than 15 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)commercial paper having one of the two highest ratings obtainable from Moody’s Investor Services, Inc. or Standard & Poor’s Ratings Group and, in each case, maturing within 12 months after the date of acquisition;
(6)readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than 12 months from the date of acquisition and having one of the two highest rating categories obtainable from either Moody’s or S&P;
(7)securities issued or directly and fully guaranteed by the sovereign nation, whose long term debt is rated “Baa3” or higher by Moody’s or “BBB-” or higher by S&P, or any agency or instrumentality thereof (provided that the full faith and credit of such sovereign nation is pledged in support of those securities) in which the Company or any of its Restricted Subsidiaries is organized or is conducting business having maturities of not more than 12 months from the date of acquisition; and
(8)money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.
“Change of Control” means the occurrence of any of the following:
(1)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d) of the Exchange Act);
(2)the adoption of a plan relating to the liquidation or dissolution of the Company;
(3)the consummation of any transaction (including, without limitation, any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” or “group” (in each case as defined above) becomes the ultimate Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.
“Clearstream” means Clearstream Banking, S.A.
“Collateral” means, collectively, all of the right, fee title and interest in and to the Mortgaged Properties constituting Initial Collateral and other assets added to the collateral securing the Notes from time to time (if any) in accordance with this Indenture and the Security Documents.
“Collateral Trustee” means U.S. Bank National Association in such capacity as described in Article 12, together with its successors.
“Company” means Titan International, Inc., and any and all successors thereto.
“Consolidated Cash Flow” means, with respect to any specified Person and its Restricted Subsidiaries for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
(1)provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(2)the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus
(3)other non‑cash charges from employee, officer and director compensation expenses arising from the issuance of stock, options to purchase stock, deferrals and stock appreciation rights (excluding any such expenses which relate to options or rights which, at the option of the holder thereof, may be settled in cash); plus
(4)depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non‑cash expenses (excluding any such non‑cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non‑cash expenses were deducted in computing such Consolidated Net Income; plus
(5)non‑cash items (other than any non‑cash items that will require cash payments in the future or that relate to foreign currency translation) decreasing such Consolidated Net Income for such period other than items that were accrued in the normal course of business; plus
(6)the amount of “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies related to acquisitions, investments, divestitures, restructuring initiatives, cost savings initiatives and other similar initiatives of such Person and its Restricted Subsidiaries and projected by such Person in good faith to result from actions that have been taken or actions with respect to which substantial steps have been taken or are planned to be taken (in the good faith determination of such Person and evidenced by a certificate of a responsible accounting or financial officer of such Person) within 18 months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and synergies were realized on the first day of such period for which Consolidated Cash Flow is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) any such adjustments shall be reasonably identifiable and factually supportable, (B) no such adjustments shall be added pursuant to this clause (6) to the extent duplicative of any items related to adjustments included in the definition of Consolidated Net Income, Fixed Charge Coverage Ratio or Consolidated Secured Net Leverage Ratio for the relevant calculation, (C) “run rate” shall mean the full recurring benefit that is associated with any such action and

(D) the aggregate amount of such adjustments for any testing period shall not exceed 25% of Consolidated Cash Flow for such testing period, calculated immediately after giving effect to the adjustments in this clause (6); plus
(7)costs, fees and expenses incurred or related to the Transactions; minus
(8)non‑cash items (other than any non‑cash items that will require cash payments in the future or that relate to foreign currency translation) increasing such Consolidated Net Income for such period, other than the items that were accrued in the normal course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(1)the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;
(2)solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(3)(A), the Net Income of any Restricted Subsidiary of the Company shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income to such Person and its Restricted Subsidiaries is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders;
(3)the cumulative effect of a change in accounting principles shall be excluded;
(4)any non‑cash goodwill impairment charges shall be excluded;
(5)any non‑cash charges relating to the underfunded portion of any pension plan shall be excluded;
(6)any non‑cash charges resulting from the application of SFAS No. 123 or ASC No. 718 shall be excluded;

(7)any unrealized gains or losses for such period resulting from currency transactions or translation and any unrealized gains or losses with respect to Hedging Obligations will be excluded; and
(8)any deferred or capitalized financing costs, and any amortization thereof, associated with Indebtedness of the Company or its Restricted Subsidiaries will be excluded.
“Consolidated Net Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries (less applicable reserves), after deducting therefrom (a) all current liabilities and (b) all goodwill and any other amounts classified as intangible assets in accordance with GAAP.
“Consolidated Secured Debt” of a specified Person means as of any date of determination, an amount equal to the Consolidated Total Debt of such Person and its Restricted Subsidiaries as of such date that is secured by Liens on property or assets of such Person or its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding items eliminated in consolidation).
“Consolidated Secured Net Leverage Ratio” of a Person means, as of any date of determination, the ratio of (a) (x) Consolidated Secured Debt of such Person and its Restricted Subsidiaries on the date of determination (after giving effect to any incurrence, assumption, Guarantee, repayment, repurchase, redemption, retirement or extinguishment of Indebtedness on such date) minus (y) the unrestricted cash and Cash Equivalents of such Person and its Restricted Subsidiaries as of the date of determination (except proceeds of Indebtedness that are received substantially contemporaneously with both the incurrence of such Indebtedness and the relevant calculation of the Consolidated Secured Net Leverage Ratio) to (b) the aggregate amount of Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the then most recent four quarter period prior to such date for which internal financial statements are available. For purposes of determining the “Consolidated Secured Net Leverage Ratio,” Consolidated Cash Flow shall be subject to the adjustments applicable to Consolidated Cash Flow as provided for in the definition of “Fixed Charge Coverage Ratio.”
“Consolidated Total Debt” of a specified Person means, as of any date of determination, an amount equal to the aggregate principal amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP (excluding items eliminated in consolidation).
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:
(1)was a member of such Board of Directors on the Issue Date; or
(2)was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee or successor trustee may give notice to the Company.

“Credit Agreement” means the Credit and Security Agreement, dated as of February 17, 2017, among, inter alios, the Company, certain financial institutions named therein, and BMO Harris Bank N.A.
“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate of the Company, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The principal amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture shall be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Equipment” of any Person or business means all machinery and equipment of such Person or business, including all such Persons’ or businesses’ processing equipment, conveyors, machine tools and all engineering, processing and manufacturing equipment, office machinery, furniture, tools, attachments, accessories, molds, dies, stamps, and other machinery and equipment, but not including any motor vehicles or other titled assets.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means an issuance or sale of Equity Interests (other than Disqualified Stock) of the Company.
“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.06(f) hereof.
“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.
“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.
“Existing Indebtedness” means the Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (x) to the extent such value is equal to or greater than $50.0 million, the Board of Directors of the Company (unless determination by such Board of Directors is otherwise expressly set forth in this Indenture) and (y) otherwise, senior management of the Company.
“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four‑quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)any acquisitions that have been made by (x) the specified Person or any of its Restricted Subsidiaries, including through asset purchases, mergers or consolidations, and (y) any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four‑quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four‑quarter reference period, and, for the avoidance of doubt, Consolidated Cash Flow for such reference period will be calculated on a pro forma basis (including by giving pro forma effect to the cost savings, synergies and other adjustments in accordance with clause (6) of the definition of Consolidated Cash Flow);

(2)the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;
(3)the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
(4)any Person that is a Restricted Subsidiary on the Calculation Date shall be deemed to have been a Restricted Subsidiary at all times during such four‑quarter period;
(5)any Person that is not a Restricted Subsidiary on the Calculation Date shall be deemed not to have been a Restricted Subsidiary at any time during such four‑quarter period; and
(6)if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).
For purposes hereof, whenever pro forma effect is to be given, such pro forma calculation shall be made or approved by the chief financial officer or chief accounting officer of the Company in good faith and upon a reasonably supportable (in the good faith estimate of such officer) factual basis.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non‑cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt and fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus
(2)the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
(4)the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.
“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that in no event shall a lease that would have constituted an operating lease under GAAP as in effect on the Issue Date constitute a capital lease or similar on the basis of a change in accounting requirements after the Issue Date.
“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A1 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.
“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the normal course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep‑well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantors” means the Subsidiaries that own any interest in the Collateral, which consist of:

•	Titan Wheel Corporation of Illinois, an Illinois Corporation;

•	Titan Tire Corporation, an Illinois Corporation;

•	Titan Tire Corporation of Freeport, an Illinois Corporation; and

•	Titan Tire Corporation of Bryan, an Ohio Corporation;
and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Holder” means a Person in whose name a Note is registered.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables):
(1)in respect of borrowed money;
(2)evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)in respect of banker’s acceptances;
(4)representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;
(5)representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or
(6)representing any Hedging Obligations provided that when determining amounts outstanding Hedging Obligations shall be subject to netting to the extent such Hedging Obligations are with the same counterparty, if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person; provided that if the holder of such Indebtedness has no recourse to the Person owning such an asset, other than recourse to or with respect to such asset, the amount of such Indebtedness will be deemed to equal the lesser of (x) the Fair Market Value of such asset on the date of applicable determination and (y) the amount of the Indebtedness secured thereby) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Collateral” means the Collateral granted pursuant to the Real Estate Closing Deliverables.
“Initial Notes” means the $400,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.
“Initial Purchasers” means Goldman Sachs & Co. LLC and BMO Capital Markets Corp.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of October 7, 2013, among the BMO Harris Bank N.A., as administrative agent under the Credit Agreement, U.S. Bank National Association, as the Trustee and the Collateral Trustee, the Company and the Guarantors, as amended by the Assignment and Acceptance Agreement, dated February 17, 2017 among Bank of America N.A. as retiring agent, BMO Harris Bank N.A. as new agent, U.S. Bank National Association as noteholder’s collateral agent, the Company and the Guarantors and as amended, restated or otherwise modified from time to time.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers in the ordinary course of business and commission, travel and similar advances to directors, officers and employees made in the normal course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) hereof. The amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Issue Date” means the first date on which any Notes are issued pursuant to this Indenture.
“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.
“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any easement, right of way or other encumbrance on title to real property, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Limited Condition Acquisition” means any acquisition or other Investment, including by way of merger, amalgamation or consolidation or similar transaction, by the Company or one or more of its Restricted Subsidiaries, with respect to which the Company or any such Restricted Subsidiaries have entered into an agreement or is otherwise contractually committed to consummate and the consummation of which is not expressly conditioned upon the availability of, or on obtaining, third party financing; provided that the Consolidated Net Income (and any financial term derived therefrom, including Fixed Charge Coverage Ratio), other than for the purposes of calculating any tests, ratios or baskets in connection with the Limited Condition Acquisition (and transactions related or incident thereto, as determined in good faith by senior management of the Company), shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the consummation of such Limited Condition Acquisition shall have actually occurred.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgage Closing Date” means 120 days after the Issue Date.
“Mortgaged Properties” means the real properties listed in Schedule I attached hereto owned in fee by the Guarantors listed therein and, after the Issue Date, the real property of the Company or a Guarantor made subject to a Mortgage at the discretion of the Company or as required under this Indenture.
“Mortgages” means, collectively, the first priority lien, deeds of trust, trust deeds and mortgages made by the Company and the Guarantors (to the extent each is a party thereto) in favor or for the benefit of the Collateral Trustee on behalf of and for the benefit of the Holders of the Notes substantially in the form attached as Exhibit E hereto (with such changes as may be customary to account for local law matters) and otherwise in form and substance satisfactory to the Collateral Trustee.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
(1)any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:
(a)any Asset Sale; or
(b)the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and
(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds and the Fair Market Value of any notes receivable and common stock received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non‑cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve established in accordance with GAAP for adjustment in respect of the sale price of such asset or assets or for liabilities associated with the asset disposed of and retained by the Company or its Restricted Subsidiaries.
“Non‑Recourse Debt” means Indebtedness:
(1)as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;
(2)no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and
(3)as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.
“Non‑U.S. Person” means a Person who is not a U.S. Person.
“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.
“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes, any Additional Notes and any Exchange Notes shall be treated as a single class for all purposes under this Indenture and, unless the context otherwise requires, all references to the Notes shall include the Initial Notes, any Additional Notes and any Exchange Notes.
“Notes Obligations” means the Obligations under the Notes.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Offering Circular” means the Company’s Offering Circular, dated November 9, 2017, related to the Initial Notes.
“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice‑President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 13.05 hereof.
“Opinion of Counsel” means an opinion from legal counsel that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Permitted Assets” means assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.
“Permitted Business” means (i) the business conducted by or proposed to be conducted by, the Company and its Restricted Subsidiaries on the Issue Date and (ii) businesses that are reasonably similar, ancillary or related to, or a reasonable extension or expansion of, the business conducted by the Company and its Restricted Subsidiaries on the Issue Date.
“Permitted Investments” means:
(1)any Investment in the Company or in a Restricted Subsidiary of the Company; provided that if such Investment is in a Restricted Subsidiary that is not a Guarantor, such Investment shall not consist of a transfer or contribution of assets constituting Collateral (other than any Collateral subject solely to an Equal and Ratable Lien so long as the Lien which required the creation of such Equal and Ratable Lien is released in connection therewith);
(2)any Investment in Cash Equivalents;
(3)any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:
(a)such Person becomes a Restricted Subsidiary of the Company; or
(b)such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
(4)any Investment made as a result of the receipt of non‑cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;
(5)any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(6)any Investment made prior to the Issue Date;
(7)any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the normal course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8)advances, loans or extensions of trade credit in the normal course of business by the Company or any of its Restricted Subsidiaries;
(9)Investments represented by Hedging Obligations not made for speculative purposes;
(10)loans or advances to directors, officers and employees made in the normal course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;
(11)repurchases of the Notes;
(12)other Investments in a Permitted Business of any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed in the aggregate at any time outstanding 15.0% of Consolidated Net Tangible Assets of the Company, provided that any such Investment shall not be deemed to be outstanding pursuant to this clause (12) if such Investment subsequently constitutes a Permitted Investment pursuant to clause (3) hereof;
(13)other Investments in any Person, including any joint venture, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed $100.0 million; provided that any such Investment shall not be deemed to be outstanding pursuant to this clause (13) if such Investment subsequently constitutes a Permitted Investment pursuant to clause (1) or (3) hereof;
(14)other Investments constituting intercompany loans by and among the Company and its Restricted Subsidiaries or by and among such Restricted Subsidiaries, in each case, to the extent permitted under Section 4.09;
(15)guarantees permitted under the covenant described under Section 4.09; and
(16)any Investment in any Person to the extent the Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any of its Restricted Subsidiaries.
“Permitted Liens” means:
(1)Liens on assets of the Company or any Guarantor (other than the Collateral) securing Indebtedness and other Obligations not to exceed the sum of (A) the Indebtedness permitted to be incurred under Section 4.09(b)(1) hereof and (B) the amount of Indebtedness, not to exceed $175.0 million, that can be incurred on the date such Lien is created under the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof;

(2)Liens in favor of the Company or the Guarantors;
(3)Liens on property existing at the time the Company or any of its Restricted Subsidiaries acquired the property, including any acquisition by means of a merger, consolidation or amalgamation of a Person who owns such property; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition and do not extend to any assets other than such property and, if applicable, the direct or indirect assets of the Person merged into or consolidated with the Company or any of its Restricted Subsidiaries;
(4)Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such Person becoming a Restricted Subsidiary and do not extend to any assets other than such property (including Capital Stock) and the direct or indirect assets of such Person that becomes a Restricted Subsidiary of the Company;
(5)Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, warranty requirements, leases or licenses or other obligations of a like nature incurred in the normal course of business (including, without limitation, landlord Liens on leased real property and rights of offset and set-off);
(6)Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) covering only the assets (other than the Collateral) acquired with or financed by such Indebtedness;
(7)with respect to (i) personal property, Liens existing on the date of this Indenture, and (ii) real properties, Permitted Encumbrances (as defined in the Mortgages);
(8)Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(9)statutory or common law Liens, including Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the normal course of business;
(10)(a) survey exceptions, encumbrances, reservations, easements, rights-of-way, utilities, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness for borrowed money and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; and (b) Liens arising in connection with any condemnation or eminent domain proceeding affecting real property which is not otherwise an Event of Default;

(11)(a) Liens on the Collateral created for the benefit of (or to secure) the Notes (or the Note Guarantees) issued on the Issue Date and (b) Equal and Ratable Liens (and other Liens) for the benefit of (or to secure) the Notes (or the Notes Guarantees) created in accordance with this Indenture;
(12)Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:
(a)the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and
(b)the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(13)Liens on (a) assets of the Company or any Subsidiary of the Company (other than Collateral) securing obligations (other than Additional Notes) or (b) Collateral securing Additional Notes, which obligations and Additional Notes are in an aggregate amount not exceeding $100.0 million at any one time outstanding;
(14)Liens on assets (other than the Collateral) securing Hedging Obligations entered into in the normal course of business;
(15)Liens on any Equipment of the Company or any Guarantor;
(16)Liens securing Indebtedness (including Liens securing any Obligations in respect thereof), including Liens on the Collateral securing Additional Notes, permitted to be incurred pursuant to Section 4.09; provided that at the time of any grant of such Liens pursuant to this clause (16) and after giving pro forma effect thereto, either (a) the Consolidated Secured Net Leverage Ratio of the Company is less than 5.00 to 1.00; or (b) solely with respect to any such Indebtedness permitted to be incurred pursuant to clause (12)(A) or (12)(B) of Section 4.09(b), the Consolidated Secured Net Leverage Ratio of the Company is less than the Consolidated Secured Net Leverage Ratio of the Company immediately prior to such incurrence;
(17)Liens on assets of Foreign Subsidiaries securing Indebtedness incurred under clause (15) of Section 4.09;
(18)judgment Liens not giving rise to an Event of Default under Section 6.01(6);
(19)Liens (x) arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with, or services of, a depositary or financial institution or (y) incurred in the ordinary course of business in connection with the Company and its Restricted Subsidiaries’ cash management practices;

(20)Liens arising from or in connection with operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business, including any Liens arising from Uniform Commercial Code (or similar statute) financing statements filed in connection therewith;
(21)Liens in favor of customs and revenue authorities arising to secure payments of customs duties in connection with the importation of goods in the ordinary course of business, and similar Liens arising in the ordinary course of business;
(22)Liens, interests or titles in favor of a lessor, sublessor or licensor or sublicensor, or secured by such lessor’s, sublessor’s, licensor’s or sublicensor’s interest (other than in respect of a Capitalized Lease Obligation);
(23)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;
(24)Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; provided that such liens do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;
(25)Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(26)Liens upon specific items of inventory or other goods and proceeds of the Company or any of its Restricted Subsidiaries securing the Company’s or such Restricted Subsidiary’s obligations in respect of bankers’ acceptances issued or created for the account of the Company or such Restricted Subsidiary to facilitate the purchase, shipment or storage of such inventory or other goods;
(27)Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security arrangements, regulations and applicable law;
(28)deposits made in the ordinary course of business to secure liability to insurance carriers and Liens arising from or in connection therewith; and
(29)Liens on any cash earnest money (or similar) deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement (or similar agreements) not prohibited by this Indenture.
For purposes of determining compliance with the definition of “Permitted Lien” and Section 4.12, in the event that a Lien meets the criteria of more than one of the exceptions described above or in such covenant, the Company will be permitted, in its sole discretion, to classify the Lien, or later reclassify the Lien, in any manner that complies with this definition and such covenant.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
(2)such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
(3)if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
(4)such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
Notwithstanding the foregoing, it is understood that, as provided in the third paragraph of Section 4.09(b) hereof, the Company and its Restricted Subsidiaries may incur Indebtedness with a principal amount in excess of the principal amount of the Indebtedness being refinanced, if the amount of such excess is permitted by Section 4.09(a) hereof or clauses (1), (2), (3), (4), (6), (7), (8), (9), (10), (11), (12), (13), (14) or (15) of Section 4.09(b) hereof.
“Person” means any individual, corporation, partnership, joint venture, association, joint‑stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Real Estate Closing Deliverables” means, with respect to each Mortgaged Property, the following:
(1)Mortgages substantially in the form attached hereto, unless otherwise agreed by the Company and the Collateral Trustee, acting reasonably;
(2)evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Trustee may reasonably deem necessary or reasonably desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Trustee for the benefit of the Holders of the Notes and that all filing and recording taxes and fees have been paid;

(3)fully paid American Land Title Association extended coverage policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) substantially similar to such insurance policies as obtained in connection with the indenture for the 2020 Notes (“Mortgage Policies”) in respect to the owned real property subject to the Mortgages in form and substance, with endorsements (to the extent available at customary rates) and in amounts reasonably acceptable to the Collateral Trustee, issued by title insurers reasonably acceptable to the Collateral Trustee, insuring (or committing to insure) the Mortgages constituting Initial Collateral to be valid first and enforceable first priority Liens on the property described therein, free and clear of all title defects and Liens, excepting only Permitted Liens, and providing for such other affirmative insurance substantially similar to the insurance policies obtained in connection with the indenture for the 2020 Notes;
(4)to the extent required for issuance of a Mortgage Policy containing customary coverage for survey matters, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, (1) which has been prepared by a surveyor or engineer duly registered and licensed to perform surveys in the jurisdiction where such Mortgaged Properties are located and is reasonably acceptable to the Collateral Trustee, (2) which is and dated (or redated) no more than 60 days before the day of delivery of the applicable Mortgage, (3) which is certified by the surveyor to the Collateral Trustee and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Trustee, showing all buildings and other improvements, the location of any easements noted in the Mortgage Policies, parking spaces, rights of way, building set‑back lines and other dimensional regulations (each to the extent plottable), (4) which is in compliance, in all respects, with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, (5) which is sufficient for the title company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Properties and issue the endorsements of the type required by clause (c) above, and (6) for which necessary fees (if applicable) have been paid; provided, however, that new or updated surveys will not be required if an existing survey is available and a certificate of no change can be provided therefore which is reasonably satisfactory to the Collateral Trustee and sufficient for the applicable title insurer to eliminate all standard survey‑related exceptions to the applicable Mortgage Policy, in which case an earlier survey date, and such earlier surveys, shall be acceptable;
(5)evidence of the insurance required by Section 12.10 hereof with respect to the properties covered by the Mortgage;
(6)favorable opinions of local counsel to the Guarantors granting each Mortgage addressed to the Collateral Trustee and the Holders of the Notes (i) in states in which the real property to be covered by a Mortgage is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, each substantially in the form of Exhibit F attached hereto, and otherwise in form and substance reasonably satisfactory to the Collateral Trustee (including that the relevant mortgagor is validly existing and in good standing, corporate power, due authorization, execution and delivery, no conflicts and no consents), and (ii) except in instances where such items are addressed in the opinion from local counsel, counsel for the Guarantors in the states in which the Guarantors party to the Mortgages are organized or formed, with respect to the valid existence of the applicable Guarantor and the due authorization, execution and delivery of the applicable Mortgage, in form and substance substantially similar to those delivered in respect of the 2020 Notes, or otherwise as reasonably satisfactory to the Collateral Trustee;

(7)evidence of payment by the Guarantors of all Mortgage Policy premiums, search and examination charges, mortgage filing and recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and issuance of the Mortgage Policies referred to above; and
(8)to the extent undertaken under or in connection with the 2020 Notes, such other consents, agreements and confirmations of lessors and third parties as the Collateral Trustee may reasonably deem necessary, and evidence that all other actions reasonably requested by the Collateral Trustee that are necessary in order to create valid first and subsisting Liens on the property described in the Mortgage has been taken.
“Registration Rights Agreement” means, with respect to the Initial Notes, the registration rights agreement dated as of the Issue Date among the Company, the Guarantors and the Representative.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.
“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.
“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A2 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.
“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(3) hereof to be placed on all Regulation S Temporary Global Notes issued under this Indenture.
“Representative” means Goldman Sachs & Co. LLC
“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Period” means the 40‑day distribution compliance period as defined in Regulation S.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means Standard & Poor’s, a division of S&P Global Inc., and any successor to its rating agency business.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Documents” means, collectively, this Indenture and the Mortgages and any security agreements, pledge agreements and similar agreements, instruments and documents that create or purport to create a “Lien” in favor of the Collateral Trustee for the benefit of the Holders in respect of the Collateral.
“senior management” means, with respect to any Person, the President and Chief Executive Officer, the Chief Financial Officer and the Secretary, or any other officer so designated by resolution of the Board of Directors of such Person.
“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1‑02 of Regulation S‑X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
“Special Interest” means all Special Interest then owing pursuant to the Registration Rights Agreement.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any specified Person:
(1)any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa‑77bbbb).
“Transactions” means the issuance of the Notes on the Issue Date and the application of the proceeds thereof and the redemption, exchange, repurchase, repayment and/or defeasance of the 2020 Notes.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 30, 2019; provided, however, that if the period from the redemption date to November 30, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Trustee” means U.S. Bank National Association until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Subsidiary” means Titan Wheel Corporation of Virginia and any other Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
(1)has no Indebtedness other than Non‑Recourse Debt;
(2)except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;
(3)is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, including, without limitation, through ownership of any interest in the Collateral.
“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one‑twelfth) that will elapse between such date and the making of such payment; by
(2)the then outstanding principal amount of such Indebtedness.
Section 1.02Other Definitions.

Defined in
Term	Section
“Act”	1.05
“Affiliate Transactions”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Collateral Excess Proceeds”	4.10
“Covenant Defeasance”	8.03
“DTC”	2.03
“Equal and Ratable Lien”	4.12
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Mortgage Closing Date”	4.19
“Mortgage Policies”	4.19
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Payment Default”	6.01
“Purchase Date”	3.09
“Registrar”	2.03
“Real Estate Closing Deliverables”	4.19
“Replacement Collateral”	4.10
“Restricted Payments”	4.07

Section 1.03Incorporation by Reference of Trust Indenture Act.
Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.
The following TIA terms used in this Indenture have the following meanings:
“indenture securities” means the Notes;
“indenture security Holder” means a Holder of a Note;
“indenture to be qualified” means this Indenture;
“indenture trustee” or “institutional trustee” means the Trustee; and
“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.
All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.
Section 1.04Rules of Construction.
Unless the context otherwise requires:
(1)a term has the meaning assigned to it;
(2)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)“or” is not exclusive;
(4)words in the singular include the plural, and in the plural include the singular;
(5)“will” shall be interpreted to express a command;
(6)provisions apply to successive events and transactions; and
(7)references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.
Section 1.05Acts of Holders.
(a)Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders shall be in writing and may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(b)Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.
(c)If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a resolution of its then current Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have been authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date. Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 1.05(c).
ARTICLE 2
THE NOTES
Section 2.01Form and Dating.
(a)General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibits A1 and A2 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000.
The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
(b)Global Notes. Notes issued in global form will be substantially in the form of Exhibits A1 or A2 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated upon the receipt by the Trustee of:
(1)a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non‑United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and
(2)an Officers’ Certificate from the Company.
Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.
(d)Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.
Section 2.02Execution and Authentication.
At least one Officer must sign the Notes for the Company by manual or facsimile signature.
If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes and any Exchange Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.
The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.
Section 2.03Registrar and Paying Agent.
The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co‑registrars and one or more additional paying agents. The term “Registrar” includes any co‑registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.
Section 2.04Paying Agent to Hold Money in Trust.
The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Special Interest, if any, or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05	Holder Lists.
The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06Transfer and Exchange.
(a)Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:
(1)the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;
(2)the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or
(3)there has occurred and is continuing a Default or Event of Default with respect to the Notes.
Upon the occurrence of either of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.
(b)Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(1)Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchasers). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:
(A)both:
(i)a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(ii)instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or
(B)both:
(i)a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(ii)instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (i) above;
provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (1) the expiration of the Restricted Period and (2) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.
Upon consummation of an Exchange Offer by the Company in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.
(3)Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and
(B)if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.
(4)Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:
(A)such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker‑Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;
(B)such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
(C)such transfer is effected by a Broker‑Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D)the Registrar receives the following:
(i)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(ii)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to subparagraph (B) or (D) of this Section 2.06(b)(4) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) of this Section 2.06(b)(4) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)Transfer or Exchange of Beneficial Interests for Definitive Notes.
(1)Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:
(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(B)if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such beneficial interest is being transferred to a Non‑U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
(3)Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:
(A)such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker‑Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;
(B)such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
(C)such transfer is effected by a Broker‑Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D)the Registrar receives the following:
(i)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(ii)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4)Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.
(d)Transfer and Exchange of Definitive Notes for Beneficial Interests.
(1)Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(B)if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such Restricted Definitive Note is being transferred to a Non‑U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note.

(2)Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:
(A)such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker‑Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;
(B)such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
(C)such transfer is effected by a Broker‑Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D)the Registrar receives the following:
(i)if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(ii)if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(3)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
(1)Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(A)if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
(C)if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof.
(2)Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:
(A)such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker‑Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;
(B)any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
(C)any such transfer is effected by a Broker‑Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D)the Registrar receives the following:

(i)if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(ii)if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(3)Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate:
(1)one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker‑Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Company; and
(2)Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker‑Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Company.
Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company will execute and the Trustee will authenticate upon receipt of an Authentication Order in accordance with Section 2.02 hereof and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.
(g)Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)Private Placement Legend.
(A)Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.”
(B)Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.
(2)Global Note Legend. Each Global Note will bear a legend in substantially the following form (except for the Regulation S Temporary Global Note which shall bear a legend consisting of only the first paragraph of the legend below):
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:
“THIS GLOBAL NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”
(h)Cancellation or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(i)General Provisions Relating to Transfers and Exchanges.
(1)To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(2)No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).
(3)The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(5)Neither the Registrar nor the Company will be required:
(A)to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;
(B)to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
(C)to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.
(6)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.
(7)The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
(8)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
Section 2.07Replacement Notes.
If any mutilated Note is surrendered to the Trustee or the Company or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.
Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.08Outstanding Notes.
The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(b) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
Section 2.09Treasury Notes.
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded.
Section 2.10Temporary Notes.
Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.
Holders of temporary Notes will be entitled to all of the benefits of this Indenture.
Section 2.11Cancellation.
The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes (subject to the record retention requirement of the Exchange Act) in its customary manner. Certification of the disposal of all canceled Notes shall be delivered to the Company upon its request therefor. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12Defaulted Interest.
If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13CUSIP Numbers.
The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.
ARTICLE 3
REDEMPTION AND PREPAYMENT
Section 3.01Notices to Trustee.
If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:
(1)the clause of this Indenture pursuant to which the redemption shall occur;
(2)the redemption date;
(3)the principal amount of Notes to be redeemed; and
(4)the redemption price.
Section 3.02Selection of Notes to Be Redeemed or Purchased.
If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select Notes for redemption or purchase on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.
In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.
The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03Notice of Redemption.
At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.
The notice shall identify the Notes to be redeemed and shall state:
(1)the redemption date;
(2)the redemption price;
(3)if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
(4)the name and address of the Paying Agent;
(5)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6)that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
(7)the paragraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(8)that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and a form of such notice setting forth the information to be stated in such therein as provided in the preceding paragraph.
Section 3.04Effect of Notice of Redemption.
Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on such redemption date at the redemption price. Any notice of redemption may be conditioned upon the occurrence of one or more events or transactions.
Section 3.05Deposit of Redemption or Purchase Price.
One Business Day prior to the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Special Interest, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Special Interest, if any, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06Notes Redeemed or Purchased in Part.
Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.
Section 3.07Optional Redemption.
(a)On and after November 30, 2019, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, thereon to the applicable redemption date, if redeemed during the 12‑month period beginning on November 30 of the years indicated below:

Year Percentage
2019	104.875%
2020	103.250%
2021	101.625%
2022 and thereafter	100.000%

(b)At any time prior to November 30, 2019, the Company may on any one or more occasions redeem up to 40.0% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 106.500% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed to the redemption date, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment dates with the net cash proceeds of one or more Equity Offerings of the Company; provided that:
(1)at least 60.0% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(2)the redemption occurs within 180 days of the date of the closing of such Equity Offering.

Any redemption pursuant to this Section 3.07(a) and (b) shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
(c)At any time prior to November 30, 2019, the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first‑class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, on the Notes to be redeemed to the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.
Other than as specifically provided in this Section 3.07(c), any redemption pursuant to this Section 3.07(c) shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
Section 3.08Mandatory Redemption.
The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Section 3.09Offer to Purchase by Application of Excess Proceeds.
In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.
The Asset Sale Offer shall be made to all Holders and, in the case of an Asset Sale other than an Asset Sale of Collateral, to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.
If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no Special Interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which shall govern the terms of the Asset Sale Offer, shall state:
(1)that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;
(2)the Offer Amount, the purchase price and the Purchase Date;

(3)that any Note not tendered or accepted for payment will continue to accrue interest;
(4)that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;
(5)that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum denominations of $2,000 and integral multiples of $1,000 only;
(6)that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book‑entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
(7)that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
(8)that, if the aggregate principal amount of Notes or Notes and other pari passu Indebtedness, as the case may be, surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes or Notes and other pari passu Indebtedness, as the case may be, to be purchased on a pro rata basis based on the principal amount of Notes or Notes and such other pari passu Indebtedness, as the case may be, surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, will be purchased); and
(9)that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book‑entry transfer).
On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company, shall authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.
Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4
COVENANTS
Section 4.01Payment of Notes.
The Company shall pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium and Special Interest, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium and Special Interest, if any, and interest then due. The Company shall pay all Special Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.
The Company shall pay interest (including post‑petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1.00% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post‑petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.02Maintenance of Office or Agency.
The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co‑registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.
Section 4.03SEC Reports.
(a)Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Holders and prospective Holders (upon written request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, the Company shall furnish to the Trustee and, upon request, the Holders and prospective Holders, promptly upon their becoming available, copies of the annual report to shareholders provided by the Company to its public shareholders generally. The Company also shall comply with the other provisions of Section 314(a) of the TIA.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to in this Section 4.03(a) to the Trustee, the Holders and prospective Holders if the Company has filed such reports and information with the SEC via the EDGAR filing system; provided, however, that the Company shall provide the Trustee with notice of the filing its annual reports pursuant to this Section 4.03(a).
(b)In addition, the Company shall furnish to the Holders of the Notes, prospective investors, Broker‑Dealers and securities analysts, upon their written request, the information referred to in Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.
(c)Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
Section 4.04Compliance Certificate.
(a)The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has fulfilled its covenants contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.
(b)So long as any of the Notes are outstanding, the Company shall deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.
Section 4.05Taxes.
The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes, including, but not limited to, any present or future stamp, documentary, property, intangible, mortgage recording or similar taxes, charges or levies that arise from the execution, delivery or registration of, performance under, or otherwise with respect to the Mortgages.
Section 4.06Stay, Extension and Usury Laws.
The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07Restricted Payments.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);
(2)purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company, in each case held by a Person other than the Company or a wholly-owned Restricted Subsidiary of the Company;
(3)make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries and excluding the payment, repurchase, redemption, defeasance or other acquisition or retirement of subordinated Indebtedness in anticipation of or in connection with a payment of principal or interest at the Stated Maturity thereof, in each case due within 12 months of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement); or
(4)make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(1)no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(2)the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four‑quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2) through (13) of Section 4.07(b)), is less than the sum, without duplication, of:
(A)50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Issue Date occurs at the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
(B)100% of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus
(C)to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus
(D)100% of the aggregate net cash proceeds received by the Company or a Restricted Subsidiary since the Issue Date from the sale (other than to the Company or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary; plus
(E)to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary (or merges, consolidates or amalgamates into the Company or a Restricted Subsidiary of the Company where the Company or such Restricted Subsidiary is the survivor of such merger, consolidation or amalgamation), the lesser of (i) the Fair Market Value of the Company’s and its Restricted Subsidiaries’ Investment in such Subsidiary as of the date of such redesignation, merger, consolidation or amalgamation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary; plus
(F)50% of any dividends received by the Company or a Restricted Subsidiary of the Company that is a Guarantor from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period; plus
(G)$50.0 million.
(b)So long as no Default has occurred and is continuing or would be caused thereby, the provisions of Section 4.07(a) hereof shall not prohibit:
(1)the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2)the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (3)(B) of Section 4.07(a) hereof;
(3)the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
(4) the payment of any dividend (or, in the case of any Person other than a corporation, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;
(5)the payment of any dividend by the Company to the holders of its Equity Interests in an amount not to exceed $5.0 million in any 12-month period, with unused amounts for such 12-month period (but not including unused amounts from any prior 12-month period) being available for use during the immediately succeeding 12-month period;
(6)the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
(7)the payment of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any securities; provided that such payment shall not be for the purpose of evading the limitations of this covenant as determined by senior management of the Company in good faith;
(8)payments or distributions to dissenting shareholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;
(9)the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described in Section 4.09 hereof;
(10)upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Indebtedness pursuant to provisions substantially similar to those described above under Sections 4.10 and 4.15 hereof at an offer price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the Notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to such defeasance, redemption, repurchase or other acquisition, the Company has made a Change of Control Offer or Asset Sale Offer, as applicable, with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(11)other Restricted Payments (which shall be in addition to, and not aggregated with, any other Restricted Payments permitted by any other provisions of this Indenture or any Permitted Investments), when taken together with all other Restricted Payments made pursuant to this clause (11), in an aggregate amount not to exceed $100.0 million since the Issue Date;
(12)the repurchase, redemption, defeasance or other acquisition or retirement for value of the 2020 Notes; and
(13)the prepayment, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Company in exchange for or with the net cash proceeds from a sale made within ten Business Days of Disqualified Stock of the Company, in each case, to the extent such new Disqualified Stock is permitted to be issued under Section 4.07.
(c)The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 exceeding $50.0 million shall be determined by the Board of Directors of the Company whose good faith determination shall be conclusive and whose resolution with respect thereto shall be delivered to the Trustee. In addition, the Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $50.0 million.
(d)For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in Section 4.07(b), the Company will be permitted, in its sole discretion, to classify the Restricted Payment, or later reclassify the Restricted Payment, in any manner that complies with this covenant.
Section 4.08Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;
(2)make loans or advances to the Company or any of its Restricted Subsidiaries; or
(3)sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
(b)The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1)agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that any such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date, as determined in good faith by the Board of Directors or senior management of the Company;
(2)this Indenture, the Notes and the Note Guarantees;
(3)applicable law, rule, regulation or order;
(4)any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(5)non‑assignment or change in control provisions in contracts and licenses entered into in the normal course of business;
(6)purchase money obligations for property acquired in the normal course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a) hereof;
(7)any restriction imposed under an agreement for the sale or other disposition of assets or Equity Interests pending the sale or other disposition;
(8)Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by the Board of Directors or senior management of the Company;
(9)Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;
(10)provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale‑leaseback agreements, stock sale agreements and other similar agreements entered into in the normal course of business or with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;
(11)the license of any intellectual property of the Company or any of its Restricted Subsidiaries entered into in the normal course of business;
(12)the release, waiver or novation of contractual, indemnification, or any other legal rights entered into in the normal course of business;

(13)restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the normal course of business; and
(14)other Indebtedness (including, Permitted Refinancing Indebtedness) of any Restricted Subsidiary of the Company permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with Section 4.09; provided that either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to the Company, taken as a whole, as determined by senior management of the Company in good faith, than the provisions contained in the Credit Agreement or in this Indenture, in each case, as in effect on the Issue Date or (B) any encumbrance or restriction contained in such Indebtedness does not materially affect, as determined by senior management of the Company in good faith, the Company’s ability to make scheduled payments of principal and interest on the Notes when due.
Section 4.09Incurrence of Indebtedness and Issuance of Preferred Stock.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four‑quarter period.
(b)The provisions of Section 4.09(a) hereof shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
(1)in addition to Indebtedness incurred by the Company pursuant to clauses (2) through (15) below, the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (A) $150.0 million and (B) the amount of the Borrowing Base;
(2)the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;
(3)the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date and the Exchange Notes and the related Guarantees to be issued under the Registration Rights Agreement;

(4)the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $50.0 million outstanding at any time;
(5)the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clause (2), (3), (4), (5), (12) or (13) of this Section 4.09(b);
(6)the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
(A)if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the applicable Note Guarantee, in the case of a Guarantor; and
(B)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,
will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
(7)the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:
(A)any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and
(B)any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,
will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);
(8)the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the normal course of business;
(9)the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09; provided that if such Indebtedness being guaranteed is subordinated to or pari passu with the Notes or any Notes Guarantee, then such guarantee shall be subordinated or pari passu, as applicable, to the Notes or any Notes Guarantee, to the same extent as the Indebtedness guaranteed;

(10)the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self‑insurance or similar obligations, and bank overdrafts in the normal course of business;
(11)the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;
(12)Indebtedness of (A) the Company or any of its Restricted Subsidiaries incurred to finance an acquisition of (x) a Person that is merged, consolidated or amalgamated into the Company or a Restricted Subsidiary of the Company or that becomes a Restricted Subsidiary of the Company or (y) assets or (b) a Person that is acquired by the Company or a Restricted Subsidiary of the Company or that is merged, consolidated or amalgamated into the Company or a Restricted Subsidiary of the Company (or any successor thereto after such merger, consolidation or amalgamation), including any Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Person was merged, consolidated or otherwise acquired by the Company or a Restricted Subsidiary of the Company; provided, however, that for incurrence of any such Indebtedness under this clause (12), after giving pro forma effect thereto on the date of such acquisition, merger, consolidation or amalgamation, either (A) the Company would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof or (B) the Fixed Charge Coverage Ratio for the Company would be greater than the Fixed Charge Coverage Ratio for the Company immediately prior to such transaction;
(13)the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, “earn out” or similar obligations, in each case, incurred in connection with the acquisition or disposition of assets, including shares of Capital Stock, in accordance with the terms of this Indenture;
(14)the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $100.0 million; and
(15)the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $150.0 million.
The Company shall not incur, and shall not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment is included as Fixed Charges of the Company as accrued. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
The amount of any Indebtedness outstanding as of any date shall be:
(1)the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3)in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(A)the Fair Market Value of such assets at the date of determination; and
(B)the amount of the Indebtedness of the other Person.
Notwithstanding the foregoing, (i) all Indebtedness of the Company outstanding on the Issue Date shall be permitted and (ii) the Company shall be permitted to issue shares of the Company common stock.
Section 4.10Asset Sales.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale of any Collateral unless:
(1)The Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Collateral sold or otherwise disposed of;
(2)the Fair Market Value is set forth in an Officers’ Certificate delivered to the Trustee;
(3)at least 75% of the consideration received in the Asset Sale of the Collateral by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents, common stock, notes receivable or Permitted Assets constituting Collateral or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A)any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Restricted Subsidiary of the Company) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases the Company or such Restricted Subsidiary from further liability; and
(B)any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that within 180 days are converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and
(4)the consideration received from such Asset Sale is concurrently added to the collateral securing the Notes by, in the case of Permitted Assets, the Company or the applicable subsidiary duly executing and delivering to the Collateral Trustee security agreements, pledge agreements, mortgages, deeds of trust or other agreements, as well as taking whatever action (including filing of Uniform Commercial Code financing statements, recording of mortgages, the giving of notices and the endorsement of notices on title documents, in each case as are necessary to vest in the Collateral Trustee valid and subsisting liens on the assets constituting such consideration and securing the payment of all obligations of the Company and the Guarantors under the Security Documents; provided that neither the Company nor any such Restricted Subsidiary will be required to enter into deposit account or securities account control agreements (or similar) with respect to such consideration and the restrictions on Collateral (including restrictions on the disposition thereof) shall not apply thereto, other than as expressly set forth in the following two paragraphs.
Within 365 days after the receipt of any Net Proceeds from an Asset Sale of Collateral, the Company or the applicable Restricted Subsidiary may apply those Net Proceeds to make a capital expenditure on Permitted Assets; provided that a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as such commitment requires that an amount equal to such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment and such commitment is not terminated or abandoned and provided, further, that such Permitted Assets are pledged as additional “Collateral” (the “Replacement Collateral”) to the Collateral Trustee on behalf of the Holders of the Notes. Pending the final application of such Net Proceeds, the Company may temporarily invest such Net Proceeds in any manner that is not prohibited by this Indenture.
Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $25.0 million, within 45 days thereof, or at the Company’s option, earlier, the Company shall make an Asset Sale Offer to all Holders of Notes in an amount equal to the Fair Market Value of the Collateral Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase (subject to the rights of Holders of record on the relevant record date to receive interest payable on the relevant interest payment date), and will be payable in cash. If any Collateral Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Collateral Excess Proceeds for any purpose not otherwise prohibited by this Indenture (and they shall no longer constitute Collateral). If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount equal to the Fair Market Value of the Collateral Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Collateral Excess Proceeds will be reset at zero.

(b)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (other than an Asset Sale of Collateral) unless:
(1)the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and
(2)at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents, common stock or notes receivable. For purposes of this Section 4.10(b)(2) (and not for purposes of determining the Net Proceeds received from the Asset Sale), each of the following shall be deemed to be cash:
(A)any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases the Company or such Restricted Subsidiary from further liability;
(B)any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 180 days of the receipt thereof converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;
(C)any stock or assets of the kind referred to in clause (2) or (4) of the next paragraph of this Section 4.10; and
(D)any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed 10.0% of Consolidated Net Tangible Assets at the time of receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).
Within 365 days after the receipt of any Net Proceeds from an Asset Sale (other than an Asset Sale of Collateral), the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:
(1)to repay or purchase Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid or purchased is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;
(2)to acquire Business Assets or all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Business Assets or Capital Stock, the Business Assets will be held by, or the Permitted Business is or becomes, a Restricted Subsidiary of the Company;

(3)to make a capital expenditure;
(4)to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or
(5)any combination of the foregoing clauses (1) through (4);
provided, however, that if, during such 365‑day period, the Company or any of its Restricted Subsidiaries enters into a binding written contract with a Person other than an Affiliate of the Company to apply such amount pursuant to clause (2),  (3) or (4) above, then such 365‑day period shall be extended until the earlier of (a) the date on which such acquisition or expenditure is consummated and (b) the 180th day following the expiration of the aforementioned 365‑day period.
Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.
Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within 45 days thereof, the Company shall make an Asset Sale Offer to all Holders of Notes and all Holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
(c)The Company shall comply with the requirements of Rule 14e‑1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of Section 3.09 hereof or this Section 4.10 by virtue of such compliance.
(d)The Company shall not, and shall not permit any Guarantor to, transfer any interest in the Collateral to any other Subsidiary, unless such Subsidiary becomes a Guarantor and grants a first-priority security interest to the Collateral Trustee in such interest in the Collateral prior thereto or concurrently therewith.
(e)Notwithstanding the foregoing or anything else to the contrary, with respect to property and assets subject to Equal and Ratable Liens (and not constituting, for the avoidance of doubt, Initial Collateral or any replacement thereof pledged as Replacement Collateral), upon an Asset Sale thereof requiring an Asset Sale Offer, holders of obligations of the Company or any of its Restricted Subsidiaries secured by Liens ranking pari passu with the Liens securing the Notes and Note Guarantees with respect to such property and assets may, at the election of the Company, participate in any Asset Sale Offer (or may have such obligations repaid) pro rata with the Notes, and the Net Proceeds required to be applied to an Asset Sale Offer with respect to the Notes shall be reduced thereby on a dollar-for-dollar basis in the manner set forth in this Indenture.

Section 4.11Transactions with Affiliates.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company involving aggregate payments or consideration (in a single transaction or series of related transactions) in excess of $5.0 million (each an “Affiliate Transaction”), unless:
(1)the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
(2)the Company delivers to the Trustee:
(A)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and
(B)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
(b)The following items shall be deemed not to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 4.11(a) hereof:
(1)any employment, compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by the Company or any of its Restricted Subsidiaries in the normal course of business with an officer, employee, consultant or director and any transactions pursuant to stock option plans, stock ownership plans and employee benefit plans or arrangements;
(2)transactions between or among the Company or its Restricted Subsidiaries;
(3)transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(4)payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(5)any issuance of common stock (other than Disqualified Stock) of the Company to Affiliates of the Company;
(6)any agreement of the Company or any Affiliate as in effect as of the Issue Date or any amendment thereto or any replacement agreement, or any transaction pursuant to or contemplated by any such agreement, amendment or replacement, so long as any such amendment or replacement agreement, taken as a whole, is not more disadvantageous to the Company or the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;
(7)Restricted Payments that do not violate Section 4.07 hereof or any Permitted Investment in a Person that is an Affiliate solely as a result of the Company’s or its Restricted Subsidiaries’ Investments in such Person;
(8) loans or advances to officers, employees, consultants or directors not to exceed $5.0 million in the aggregate at any one time outstanding; and
(9)any transaction or series of transactions between the Company or any Restricted Subsidiary of the Company and any of their respective joint ventures; provided that (a) such transaction or series of transactions is in the normal course of business between the Company or such Restricted Subsidiary and such joint venture, (b) with respect to any such transaction or series of transactions involving aggregate consideration in excess of $30.0 million, such Affiliate Transaction complies with Section 4.11(a)(1) and (c) with respect to any such transaction or series of transactions involving aggregate consideration in excess of $50.0 million, such Affiliate Transaction has been approved by the Board of Directors of the Company.
Section 4.12Liens.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired constituting Collateral, except Permitted Liens.
(b)Additionally, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) upon any asset (other than Collateral) now owned or hereafter acquired, in order to secure any Indebtedness, unless all payments due under this Indenture and the Notes are secured by a Lien on such property or assets (an “Equal and Ratable Lien”) on an equal and ratable basis with the Indebtedness so secured (or, in the case of Indebtedness subordinated to the Notes or the related Note Guarantees, senior in priority thereto, with the same relative priority as the Notes will have with respect to such subordinated Indebtedness) until such time as such Indebtedness is no longer secured by a Lien. The Trustee and the Collateral Trustee shall, upon delivery of the documentation required by this Indenture and on the terms set forth in this Indenture, execute and deliver any pledges, security agreements, intercreditor agreements and similar agreements or documents reasonably necessary to give effect to the foregoing.
For the avoidance of doubt, Equal and Ratable Liens shall be automatically released upon (x) release of the Liens requiring the grant of the applicable Equal and Ratable Liens or (y) the repayment in full of the Indebtedness which was secured by the Lien requiring the creation of the applicable Equal and Ratable Liens.

Section 4.13Business Activities.
The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.
Section 4.14Corporate Existence.
Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:
(1)its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and
(2)the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.
Section 4.15Offer to Repurchase Upon Change of Control.
(a)Upon the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to each Holder, subject to such Holder’s right to reject such Change of Control Offer, to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:
(1)that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;
(2)the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
(3)that any Note not tendered will continue to accrue interest;
(4)that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;
(5)that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book‑entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and
(7)that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000.
The Company shall comply with the requirements of Rule 14e‑1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Sections 4.15, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.
(b)On the Change of Control Payment Date, the Company shall, to the extent lawful:
(1)accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(2)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(3)deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note issued will be in a principal amount of $2,000 or integral multiples of $1,000 increments thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
(c)Notwithstanding anything to the contrary in this Section 4.15, (1) the Company shall not be required to make a Change of Control Offer upon a Change of Control if (x) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (y) notice of redemption has been given pursuant to Section 3.07 hereof with respect to the Notes subject to such notice of redemption, unless and until there is a default in payment of the applicable redemption price and (2) a Change of Control Offer may be made in advance of a Change of Control and conditional upon such Change of Control if a definitive agreement is in place with respect to such event constituting the Change of Control at the time of the Change of Control Offer.

Section 4.16Limitation on Sale and Leaseback Transactions.
The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:
(a)the Company or that Restricted Subsidiary, as applicable, could have (1) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under Section 4.09(a) hereof and (2) incurred a Lien (on the property that is the subject of such sale and leaseback transaction) to secure such Indebtedness pursuant to the provisions of Section 4.12 hereof;
(b)the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and
(c)the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.10 hereof.
Section 4.17Payments for Consent.
The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes in connection with an exchange offer, the Company and any of its Restricted Subsidiaries may exclude (i) Holders or beneficial owners of the Notes that are not institutional “accredited investors” as defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act, and (ii) Holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such Holders or beneficial owners would require the Company or any such Restricted Subsidiaries to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by senior management of the Company in its sole discretion.
Section 4.18Designation of Restricted and Unrestricted Subsidiaries.
The Board of Directors of the Company may designate any Restricted Subsidiary that does not own any interest in the Collateral to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and shall reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by senior management of the Company. That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four‑quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.19	Real Estate.
On or prior to the Issue Date, or as reasonably practicable after the Issue Date, but in no event later than 120 days after the Issue Date (such time, the “Mortgage Closing Date”), the Company and the Guarantors will deliver to the Collateral Trustee, with respect to each Mortgaged Property, the Real Estate Closing Deliverables.
Section 4.20Further Assurances.
(a)The Company and the Guarantors shall execute all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Trustee or the Collateral Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral.
(b)From time to time, the Company shall reasonably promptly secure the obligations under this Indenture and the Security Documents by mortgaging or creating, or causing to be mortgaged or created, perfected security interests with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Trustee.
Section 4.21Impairment of Security Interest.
(a)Subject to the rights of the holders of Permitted Liens, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Collateral Trustee and the Holders of the Notes, subject to Section 12.06 hereof.
(b)The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as permitted under Section 9.02 or 12.11 hereof.

Section 4.22Financial Calculation for Limited Condition Acquisitions.
Notwithstanding anything to the contrary, when calculating the availability under any basket or ratio under this Indenture and the status of any Default or Event of Default under this Indenture, in each case in connection with a Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof), the date of determination of such basket or ratio and whether there is any Default or Event of Default may, at the option of the Company, be the date the definitive agreement(s) for such Limited Condition Acquisition is entered into. Any such ratio or basket shall be calculated on a pro forma basis, including such adjustments as are appropriate and consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio,” giving effect to such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof) as if they had been consummated at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition and such related transactions. If the Company elects to make such determinations as of the date of such definitive agreement(s), then (x) the Company shall be deemed to be in compliance with such requirements, ratios or baskets solely for purposes of determining whether the Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof), are permitted under this Indenture, and (y) such ratios or baskets shall not be tested at the time of consummation of such Limited Condition Acquisition or such related transactions; provided that if the Company elects to have such determinations occur at the time of entry into such definitive agreement(s), any such transactions (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreement(s) is entered into and shall be deemed outstanding thereafter for purposes of calculating any incurrence-related ratios or baskets under this Indenture after the date of such definitive agreement(s) and before the consummation of such Limited Condition Acquisition (or related transaction, as applicable), unless such definitive agreement(s) is terminated or abandoned or such Limited Condition Acquisition or incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock or such other transaction to which pro forma effect is being given does not occur or will not occur without again meeting the relevant requirements in this Indenture.
ARTICLE 5
SUCCESSORS
Section 5.01Merger, Consolidation, or Sale of Assets.
The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
(1)either (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, this Indenture and pursuant to agreements reasonably satisfactory to the Trustee;

(3)immediately after such transaction, no Default or Event of Default exists; and
(4)either: (a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four‑quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (b) the Fixed Charge Coverage Ratio for the Company or the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, conveyance or other disposition has been made would (if other than the Company), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four‑quarter period, be greater than the Fixed Charge Coverage Ratio for the Company immediately prior to such transaction.
This Section 5.01 shall not apply to:
(1)a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or
(2)any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.
Section 5.02Successor Corporation Substituted.
Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01Events of Default.
Each of the following is an “Event of Default”:
(1)default for 30 days in the payment when due of interest on (or Special Interest, if any) the Notes;

(2)default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;
(3)failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.10, 4.15 or 5.01 hereof;
(4)failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;
(5)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries (in each case, other than Indebtedness owed to the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:
(A)is caused by a failure to make any payment of principal or interest when due at the Stated Maturity thereof (giving effect to any applicable grace periods and any extensions thereof) of such Indebtedness (a “Payment Default”); or
(B)results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness that is then subject to a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more;
(6)failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $30.0 million (net of amounts that are expected, in the good faith judgment of the Company, to be covered by insurance issued by reputable third party insurance companies and for which the applicable insurance company has not denied liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days after such judgment becomes final;
(7)the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or any Guarantor pursuant to or within the meaning of Bankruptcy Law:
(A)commences a voluntary case,
(B)consents to the entry of an order for relief against it in an involuntary case,
(C)consents to the appointment of a custodian of it or for all or substantially all of its property,
(D)makes a general assignment for the benefit of its creditors, or
(E)generally is not paying its debts as they become due;

(8)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or any Guarantor in an involuntary case;
(B)appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or any Guarantor or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or
(C)orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or any Guarantor;
and the order or decree remains unstayed and in effect for 60 consecutive days;
(9)any security interest or Lien purported to be created by any Security Document with respect to any Collateral having, individually or in the aggregate, a Fair Market Value in excess of $5.0 million (a) ceases to be in full force and effect, (b) ceases, other than through an act or omission of the Collateral Trustee, to give the Collateral Trustee, for the benefit of the Holders of the Notes, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first‑priority security interest in and Lien on, all of the Collateral thereunder) in favor of the Collateral Trustee or (c) is asserted in writing by the Company or any Guarantor not to be, a valid, perfected, first priority security interest in or Lien on the Collateral covered thereby; or
(10)an “Event of Default” as defined in any Mortgage.
For the avoidance of doubt, any Equal and Ratable Liens created in accordance with this Indenture shall not be construed as non-first-priority Liens (including, without limitation, for the purposes of Section 6.01(9)) solely due to the existence of additional Liens on the relevant assets which are pari passu with the Liens securing the Notes.

Section 6.02	Acceleration.
In the case of an Event of Default specified in clause (7) or (8) of Section 6.01 hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or any Guarantor, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
Upon any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, premium or Special Interest, if any, that has become due solely because of the acceleration) have been cured or waived.

Section 6.03	Other Remedies.
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Special Interest, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04	Waiver of Past Defaults.
Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the interest or premium or Special Interest, if any, on, or principal of, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05	Control by Majority.
Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06	Limitation on Suits.
A Holder may pursue a remedy with respect to this Indenture or the Notes only if:
(1)such Holder gives to the Trustee written notice that an Event of Default is continuing;
(2)Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;
(3)such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and
(5)during such 60‑day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note, it being understood and intended that no one or more of such Holders will have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb, or prejudice the rights of any other of such Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07	Rights of Holders of Notes to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Special Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08	Collection Suit by Trustee.
If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and Special Interest, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09	Trustee May File Proofs of Claim.
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10	Priorities.
If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:
First:    to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
Second:    to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Special Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and
Third:    to the Company or to such party as a court of competent jurisdiction shall direct.
The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11	Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
Section 7.01Duties of Trustee.
(a)If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a corporate trustee would exercise or use under the circumstances in the conduct of such corporate trustee’s affairs.
(b)Except during the continuance of an Event of Default:
(1)the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions specifically required by any provision to be furnished to it, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(1)this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
(2)the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(3)the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
(d)Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.
(e)No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request or direction of any Holders, unless such Holders have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.
(f)The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(g)The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
Section 7.02Rights of Trustee.
(a)The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
(b)Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.
(f)The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.
(g)In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(h)The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
(i)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
(j)Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely on Officers’ Certificates).
(k)The Trustee may request that the Company or any Guarantor deliver an Officers’ Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.
Section 7.03Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04	Trustee’s Disclaimer.
The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05	Notice of Defaults.
If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after the Trustee receives written notice of such Default or Event of Default. Except in the case of a Default or Event of Default in payment of principal of, premium or Special Interest, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06	Reports by Trustee to Holders of the Notes.
(a)Within 60 days after each June 15 beginning with the June 15 following the Issue Date, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).
(b)A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.
Section 7.07Compensation and Indemnity.
(a)The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel. The Trustee will notify the Company and negotiate in good faith with the Company regarding such reasonable compensation and expenses.
(b)The Company and the Guarantors, jointly and severally, will indemnify the Trustee against any and all losses, liabilities, claims, damages or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense determined to have been caused by its own negligence or willful misconduct. The Trustee will notify the Company promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.
(c)The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

(d)To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.
(e)When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
(f)The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.
Section 7.08Replacement of Trustee.
(a)A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
(b)The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:
(1)the Trustee fails to comply with Section 7.10 hereof;
(2)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)a custodian or public officer takes charge of the Trustee or its property; or
(4)the Trustee becomes incapable of acting.
(c)If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
(d)If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.
(e)If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(f)A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09Successor Trustee by Merger, etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10	Eligibility; Disqualification.
There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.
This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11	Preferential Collection of Claims Against Company.
The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01Option to Effect Legal Defeasance or Covenant Defeasance.
The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02	Legal Defeasance and Discharge.
Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium or Special Interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;
(2)the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;
(3)the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and
(4)this Article 8.
Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03	Covenant Defeasance.
Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16 and 4.17 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(5) hereof will not constitute Events of Default.

Section 8.04	Conditions to Legal Defeasance or Covenant Defeasance.
In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:
(1)the Company must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non‑callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:
(A)the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or
(B)since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);
(5)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
(6)the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and
(7)the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 8.06 hereof, all money and non‑callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Special Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non‑callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non‑callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06	Repayment to Company.
Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or Special Interest, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07	Reinstatement.
If the Trustee or Paying Agent is unable to apply any U.S. dollars or non‑callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium or Special Interest, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01Without Consent of Holders of Notes.
Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes or the Note Guarantees without the consent of any Holder:

(1)to cure any ambiguity, defect, omission or inconsistency, as determined in good faith by the Board of Directors of the Company;
(2)to provide for uncertificated Notes in addition to or in place of certificated Notes;
(3)to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 or Article 10 hereof;
(4)to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder;
(5)to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;
(6)to conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Circular, relating to the offering of the Initial Notes, to the extent that such provision in that “Description of Notes” was intended, as determined in good faith by the Company’s Board of Directors, to be a verbatim recitation of a provision of this Indenture, the Note Guarantees or the Notes;
(7)to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;
(8)to allow any Guarantor to execute a supplemental indenture or a Note Guarantee with respect to the Notes and/or to add any property or other assets to the Collateral; or
(9)to comply with the procedures of DTC or the Trustee with respect to the provisions of this Indenture and the Notes relating to transfers, payments and exchanges of or on the Notes or beneficial interests in the Notes.
Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02	With Consent of Holders of Notes.
Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.15 hereof) and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes and Exchange Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes and Exchange Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.
Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.
It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non‑consenting Holder):
(1)reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed; provided that any amendment to the minimum notice period requirements may be made with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes;
(3)reduce the rate of or change the time for payment of interest, including default interest, on any Note;
(4)waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
(5)make any Note payable in money other than that stated in the Notes;
(6)make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;

(7)waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 or 4.15 hereof);
(8)release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;
(9)impair the right of any Holder of Notes to institute suit for the enforcement of any payment on or with respect to any Notes; or
(10)make any change in the preceding amendment and waiver provisions.
In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of (i) releasing all or substantially all of the Collateral from the Liens securing the Notes or (ii) making any changes to the priority of the Liens created under the Security Documents that would adversely affect the holders of the Notes will require the consent of the holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding. For the avoidance of doubt, releases of Collateral from the Liens securing the Notes shall be permitted with the consent of Holders of a majority in aggregate principal amount of the Notes then outstanding to the extent the foregoing clause (i) is not applicable.

Section 9.03	Compliance with Trust Indenture Act.
Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04	Revocation and Effect of Consents.
Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05	Notation on or Exchange of Notes.
The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06	Trustee to Sign Amendments, etc.
The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be provided with and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10
NOTE GUARANTEES
Section 10.01Guarantee.
(a)Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:
(1) the principal of, premium and Special Interest, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
(2)in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(b)The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
(c)If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
(d)Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non‑paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02Limitation on Guarantor Liability.
Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03	Execution and Delivery of Note Guarantee.
To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.
Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.
If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.04	Subrogation; Benefits Acknowledged.
(a)Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.
(b)Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.05Releases.
The Note Guarantee of a Guarantor shall be automatically released with respect to the Notes when such Guarantor ceases to own any interest in the Collateral.
ARTICLE 11
SATISFACTION AND DISCHARGE
Section 11.01 Satisfaction and Discharge.
This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
(1)either:
(a)all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
(b)all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable at their maturity within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non‑callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
(2)no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;
(3)the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and
(4)the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02	Application of Trust Money.
Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Special Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium or Special Interest, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE 12
COLLATERAL AND SECURITY
Section 12.01Collateral Trustee.
(a)The Collateral Trustee shall have all the rights and protections provided in the Mortgages and, additionally, shall have all the rights, protections, benefits, indemnities and privileges provided to the “Trustee” under Article 7 to the same extent as if such rights, protections, benefits, indemnities and privileges referred to the Collateral Trustee.
(b)Subject to Section 7.01, none of the Collateral Trustee, Trustee, nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Mortgages, for the creation, perfection, priority, sufficiency or protection of any liens pursuant hereto, or any defect or deficiency as to any such matters.
(c)The Collateral Trustee will not have any fiduciary duties nor will it have responsibilities or obligations other than those responsibilities or obligations expressly assumed by it in this Indenture, the Intercreditor Agreement and the Mortgages. The Collateral Trustee will not be required to take any action that is contrary to applicable law or any provision of this Indenture, the Intercreditor Agreement and the Mortgages.
Section 12.02Intercreditor Agreement.
(a)Each Holder by accepting a Note agrees that the Collateral is subject to the terms of the Intercreditor Agreement and hereby authorizes and directs the Trustee and the Collateral Trustee to enter into the Intercreditor Agreement on behalf of the Holders and agree that the Holders shall comply with the provisions of the Intercreditor Agreement applicable to them in their capacities as such to the same extent as if the Holders were parties thereto.

(b)Additionally, provided that no Event of Default has occurred and is continuing, the Trustee shall, upon written request of the Company enter into and direct the Collateral Trustee to enter into amendments to the Intercreditor Agreement or an additional intercreditor agreement on terms and conditions that, in the good faith determination of the Company, are not less favorable, taken as a whole, to the Holders of Notes than the terms of the Intercreditor Agreement and thereafter such amended or new intercreditor agreement shall be deemed to be the Intercreditor Agreement for all purposes of this Indenture.
Section 12.03Security Documents.
(a)The due and punctual payment of the principal of, premium on, if any, and interest (including any Special Interest) on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest (to the extent permitted by law), on the Notes and performance of all other Obligations of the Company and the Guarantors to the Holders of Notes or the Trustee under this Indenture and the Notes (including, without limitation, the Note Guarantees), according to the terms hereunder or thereunder, shall be secured as provided in the Mortgages, which the Guarantors will enter into pursuant to Section 4.19 hereof and which forms of are attached hereto as Exhibit E.
(b)Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Mortgages, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Collateral Trustee to enter into the Mortgages to which it is a party, authorizes and empowers the Collateral Trustee to execute and deliver the Intercreditor Agreement and authorizes and empowers the Collateral Trustee to bind the Holders of Notes as set forth in the Mortgages to which the Collateral Trustee is a party and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.
(c)The Company and the Guarantors will deliver to the Trustee copies of all documents delivered to the Collateral Trustee pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Mortgages, to assure and confirm to the Trustee and the Collateral Trustee the security interest in the Collateral contemplated hereby, by the Mortgages or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. Subject to the terms of the Mortgages, the Company will take, and will cause its Subsidiaries to take, upon request of the Trustee, any and all actions reasonably required to cause the Mortgages to create and maintain, as security for the Obligations of the Company and the Guarantors hereunder, a valid and enforceable perfected first priority Lien in and on all the Collateral, in favor of the Collateral Trustee for the benefit of the Holders of Notes, superior to and prior to the rights of all third Persons and subject to no other Liens other than Permitted Liens.
Section 12.04Recordings and Opinions.
The Company shall comply with the provisions of TIA §314(b) (including, without limitation, the provision of an initial and annual Opinion of Counsel under TIA §314(b)); provided that the Company shall not be required to comply with TIA §314(b)(1) until this Indenture is qualified pursuant to the TIA. Following such qualification, to the extent the Company is required to furnish to the Trustee an Opinion of Counsel pursuant to TIA §314(b)(2), the Company shall furnish such opinion not more than 60 but not less than 30 days prior to each December 31.

Section 12.05	Release of Security Interests.
(a)The Collateral Trustee’s Liens upon the Collateral shall no longer secure the Notes and Note Guarantees outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate and be discharged:
(1)in whole, upon satisfaction and discharge of this Indenture as set forth under Article 11 hereof;
(2)upon a Legal Defeasance or Covenant Defeasance as set forth under Article 8 hereof;
(3)in whole, upon payment in full of the Notes and all other Notes Obligations that are outstanding, due and payable at the time the Notes are paid in full;
(4)with respect to any property or other assets included in the Collateral, upon the disposition of such property or assets to a Person that is not the Company or any of its Restricted Subsidiaries to the extent not prohibited under this Indenture, including Section 4.10;
(5)in accordance with Article 9 hereof; or
(6)with respect to property and assets subject to an Equal and Ratable Lien, automatically upon release of the Lien requiring the Equal and Ratable Lien.
(b)The Company shall comply with the provisions of TIA § 314(b); provided that the Company shall not be required to comply with TIA § 314(b)(1) until this Indenture is qualified under the TIA.
(c)To the extent applicable, the Company shall furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Security Documents:
(1)all documents required by TIA § 314(d); and
(2)an Opinion of Counsel to the effect that such accompanying documents constitute all documents required by TIA § 314(d).
(d)If any Collateral is released in accordance with this Indenture or the Mortgages and if the Company has delivered the certificates and documents required by the Mortgages and this covenant, the Trustee will deliver a certificate to the Collateral Trustee stating that it has received such documentation.
Section 12.06Use of Collateral Without Release.
(a)Notwithstanding Section 12.05 hereof relating to releases of Collateral, but subject to the other provisions of this Indenture, the Company and the Guarantors may, among other things, without any release or consent by the Collateral Trustee or the Trustee, conduct ordinary course activities with respect to the Collateral, which do not individually or in the aggregate materially adversely affect the value of the Collateral.
(b)The Company shall deliver to the Trustee and to the Collateral Trustee, within 60 calendar days following the end of each six-month period ending on March 31 or September 30 of any year, an Officers’ Certificate to the effect that all releases and withdrawals during the preceding six‑month period in which no release or consent of the Trustee or Collateral Trustee was obtained were in the ordinary course of the Company’s and the Guarantors’ business and that the net proceeds thereof, if any, were used as permitted by this Indenture and the Mortgages.

Section 12.07Authorization of Actions to Be Taken by the Trustee Under the Security Documents.
(a)Subject to the provisions of Section 7.01, Section 7.02 and the Mortgages, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Trustee to take all actions it deems necessary or appropriate in order to:
(1)foreclose upon or otherwise enforce any Collateral;
(2)enforce any of the terms of the Mortgages to which the Collateral Trustee is a party; or
(3)collect and receive payment of any and all Obligations.
(b)Subject to the Intercreditor Agreement and at the Company’s sole cost and expense, the Trustee shall have the power (without any obligation) to institute and maintain, or direct the Collateral Trustee to institute and maintain, such suits and proceedings as it may deem reasonably expedient to protect or enforce the Mortgages to which the Collateral Trustee or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Mortgages or this Indenture, and such suits and proceedings as the Trustee may deem reasonably expedient, at the Company’s sole cost and expense, to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Collateral or be prejudicial to the interests of Holders or the Trustee.
Section 12.08Authorization of Receipt of Funds by the Trustee under the Documents.
The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Collateral Trustee under the Mortgages and, subject to the terms of the Mortgages, to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 12.09	Enforcement of Liens.
(a)Until the discharge of the Notes Obligations, Holders of a majority of the principal amount of the Notes will have the exclusive right to authorize and direct the Collateral Trustee, via an Act of Required Debtholders, with respect to the Security Documents and the Collateral (including, without limitation, the exclusive right to authorize or direct the Collateral Trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral).
(b)Except as required or permitted or as directed by an Act of Required Debtholders, this Indenture, by the Mortgages or Intercreditor Agreement, the Collateral Trustee will not be obligated:
(1)to act upon directions purported to be delivered to it by any other Person;
(2)to foreclose upon or otherwise enforce any Lien; or

(3)to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.
(c)If the Collateral Trustee at any time receives written notice stating that any event has occurred that constitutes a default under any Security Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce its Liens thereunder, it will promptly deliver written notice thereof to the Trustee and to any other party required to receive such notice pursuant to the terms of the Intercreditor Agreement. Thereafter, the Collateral Trustee will await direction by holders of a majority of the principal amount of the Notes and will act, or decline to act, as directed by an Act of Required Debtholders. In the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the Collateral Trustee in any event may (but shall not be obligated to) take or refrain from taking such action with respect to any default under any Security Document as it may deem advisable to preserve and protect the value of the Collateral.
Section 12.10Insurance.
(a)The Company and the Guarantors shall:
(1)keep their properties adequately insured at all times by financially sound and reputable insurers;
(2)maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;
(3)maintain such other insurance as may be required by law; and
(4)maintain such other insurance as may be required by the Security Documents.
(b)The Collateral Trustee will be named as an additional insured and loss payee as its interests may appear, to the extent required by the Security Documents. Upon the request of the Collateral Trustee, the Company and the Guarantors will furnish to the Collateral Trustee full information as to their property and liability insurance carriers.
Section 12.11Amendment.
No amendment or supplement to the provisions of this Indenture or any other security document shall be effective without the approval of the Collateral Trustee acting as directed by Holders of a majority of the principal amount of the Notes, except that:
(1)any amendment or supplement that has the effect solely of (a) adding or maintaining Collateral; (b) curing any ambiguity, defect or inconsistency, as determined in good faith by the Company’s Board of Directors; (c) providing for the assumption of the Company or any Guarantor’s obligations under any security document in the case of a merger or consolidation or sale of all or substantially all of the Company or such Guarantor’s assets, as applicable; or (d) making any change that would provide any additional rights or benefits to the Holders of Notes, or the Collateral Trustee or that does not adversely affect the legal rights under any Security Document of any Holder of Notes or the Collateral Trustee, will, in each case, become effective when executed and delivered by the Company or any other applicable Guarantor party thereto and the Collateral Trustee;

(2)no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Notes Obligations:
(a)to vote its outstanding Notes as to any matter described as subject to an Act of Required Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Debtholders”);
(b)to share in the order of application under this Indenture in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with Section 12.05 above; or
(c)to require that Liens securing Notes Obligations be released only as set forth under Section 12.05 above (other than a release not constituting a release of all or substantially all of the Collateral);
shall become effective without the consent of the holders of 66²/3% of the Notes;
(3)in addition, in accordance with Article 9 hereof, any amendment to, or waiver of, the provisions of the Security Documents that has the effect of (i) releasing all or substantially all of the Collateral from the Liens securing the Notes or (ii) making any changes to the priority of the Liens created under the Security Documents that would adversely affect the Holders of the Notes shall require the consent of the holders of at least 66²/3% in aggregate principal amount of the Notes then outstanding; and
(4)no amendment or supplement that imposes any obligation upon the Collateral Trustee or adversely affects the rights of the Collateral Trustee, as determined by the Collateral Trustee in its sole discretion, will become effective without the consent of the Collateral Trustee.
For the avoidance of doubt, releases of Collateral from the Liens securing the Notes shall be permitted with the consent of Holders of a majority in aggregate principal amount of the Notes then outstanding to the extent clause (3)(i) above is not applicable.
ARTICLE 13
MISCELLANEOUS
Section 13.01 Trust Indenture Act Controls.
If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 13.02	Notices.
Any notice, request or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or any Guarantor:

Titan International, Inc.
2701 Spruce Street
Quincy, Illinois 62301
Facsimile No.: (217) 228‑6042
Attention: Chief Financial Officer

Titan International, Inc.
2701 Spruce Street
Quincy, Illinois 62301
Facsimile No.: (217) 228‑3040
Attention: General Counsel

with a copy to:

Bodman PLC
Suite 500
201 W. Big Beaver Road
Troy, Michigan 48084
Facsimile No.: 248‑743‑6002
Attention: Barbara A. Bowman

If to the Trustee or the Collateral Trustee:
U.S. Bank National Association
Corporate Trust Services
10 West Market Street
Suite 1150
Indianapolis, Indiana 46204
Facsimile No.: (317) 636‑1951
Attention: Pamela V. Cole

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
The Trustee agrees to accept and act upon facsimile transmission of written instructions and/or directions pursuant to this Indenture given by the Company, provided, however, that: (i) the Company, subsequent to such facsimile transmission of written instructions or directions, shall provide the originally executed instructions or directions to the Trustee in a timely manner and (ii) such originally executed instructions or directions shall be signed by an Officer of the Company.
All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.03	Communication by Holders of Notes with Other Holders of Notes.
Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04	Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
(1)an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(2)an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
Section 13.05 Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:
(1)a statement that the Person making such certificate or opinion has read such covenant or condition;
(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
(4)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07	No Personal Liability of Directors, Officers, Employees and Stockholders.
No past, present or future director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08	Governing Law.
THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

Section 13.09	No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10	Successors.
All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 13.11	Severability.
In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12	Counterpart Originals.
The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.13	Table of Contents, Headings, etc.
The Table of Contents, Cross‑Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14	Force Majeure.
In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
[Signatures on following pages]

SIGNATURES
Dated as of November 20, 2017
TITAN INTERNATIONAL, INC.
By: /s/PAUL G. REITZ
Name: Paul G. Reitz
Title: President and Chief Executive Officer

GUARANTORS:

TITAN WHEEL CORPORATION OF ILLINOIS
TITAN TIRE CORPORATION
TITAN TIRE CORPORATION OF BRYAN
TITAN TIRE CORPORATION OF FREEPORT

By: /s/PAUL G. REITZ
Name: Paul G. Reitz
Title: President and Chief Executive Office

Signature page to the Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By: /s/ T. SCOTT FESLER
Name: T. Scott Fesler
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Collateral Trustee
By: /s/ T. SCOTT FESLER
Name: T. Scott Fesler
Title: Vice President

Signature page to the Indenture

SCHEDULE I

REAL PROPERTIES

Real Property	Guarantor Owner
2345 E. Market Street Des Moines, Iowa 50317…………………………	Titan Tire Corporation
2701 Spruce Street Quincy, Illinois 62301…………………………….	Titan Wheel Corporation of Illinois
3769 Hwy 20 East Freeport, Illinois 61032…………………………..	Titan Tire Corporation of Freeport
927 South Union Street Bryan, Ohio 43506………………………………..	Titan Tire Corporation of Bryan

EXHIBIT A1
[Face of Note]

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture]
[CUSIP No. 88830M AJ1 / U8885E AE9
ISIN No. US88830MAJ18 / USU8885EAE96]1
6.500% Senior Secured Notes due 2023
No. ___
$____________
or such other principal amount set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto
TITAN INTERNATIONAL, INC.
promises to pay to CEDE & CO. or registered assigns,
the principal sum of [________________________________________] DOLLARS, or such other principal amount set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto, on November 30, 2023.
Interest Payment Dates: May 30 and November 30
Record Dates: May 15 and November 15
Dated: [November 20, 2017]2

1 With respect to Initial Note
2 With respect to Initial Note

A1-1

TITAN INTERNATIONAL, INC.

By:
Name:
Title:
This is one of the Notes referred to
in the within‑mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

A1-2

Back of Note
6.500% Senior Secured Notes due 2023
Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(1)INTEREST. Titan International, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6.500% per annum from November 20, 2017 until maturity and will pay Special Interest, if any, payable pursuant to Section 2(c) of the Registration Rights Agreement referred to below. The Company will pay interest and Special Interest, if any, semi‑annually in arrears on May 30 and November 30 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be [May 30, 2018] With respect to Initial Notes.. The Company will pay interest (including post‑petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1.00% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post‑petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360‑day year of twelve 30‑day months.

(2)METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Special Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the May 15 or November 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Special Interest, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Special Interest, if any, on, all Global Notes. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

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(4)INDENTURE. The Company issued the Notes under an Indenture, dated as of November 20, 2017 (the “Indenture”), among the Company, the Guarantors, the Trustee and the Collateral Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes, any Additional Notes and any Exchange Notes issued in exchange for Initial Notes or Additional Notes pursuant to the Indenture. The Initial Notes, any Additional Notes and any Exchange Notes are treated as a single class of securities under the Indenture. The Indenture does not limit the aggregate principal amount of the Notes that may be issued thereunder.

(5)OPTIONAL REDEMPTION.

(a)On and after November 30, 2019, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, thereon to the applicable redemption date, if redeemed during the 12‑month period beginning on November 30 of the years indicated below:

Year Percentage
2019	104.875%
2020	103.250%
2021	101.625%
2022 and thereafter	100.000%

(b)At any time prior to November 30, 2019, the Company may on any one or more occasions redeem up to 40.0% of the aggregate principal amount of Notes issued under the Indenture with the net cash proceeds of one or more Equity Offerings at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed to the redemption date; provided that at least 60.0% in aggregate principal amount of the Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 180 days of the date of the closing of such Equity Offerings.

(c)At any time prior to November 30, 2019, the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first‑class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, on the Notes to be redeemed to the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

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(6)MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)REPURCHASE AT THE OPTION OF HOLDER.

(a)If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder, subject to such Holder’s right to reject such Change of Control Offer, to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). The Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)If the Company or a Restricted Subsidiary of the Company consummates any Asset Sale (other than an Asset Sale of Collateral), within 45 days of each date on which the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will commence an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes (including any Additional Notes and any Exchange Notes) and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Special Interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes and any Exchange Notes) and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Restricted Subsidiary) may use such deficiency for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

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(c)If the Company or a Restricted Subsidiary of the Company consummates any Asset Sale of any Collateral, within 45 days of each date on which the aggregate amount of Collateral Excess Proceeds exceeds $25.0 million, the Company will commence an Asset Sale Offer to all Holders of Notes pursuant to Section 3.09 of the Indenture in an amount equal to the Fair Market Value of the Collateral Excess Proceeds. The offer price in such Asset Sale Offer will be equal to 100% of the principal amount thereof plus accrued and unpaid interest and Special Interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes and any Exchange Notes) tendered pursuant to an Asset Sale Offer is less than the Collateral Excess Proceeds, the Company (or such Restricted Subsidiary) may use such deficiency for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Collateral Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8)NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

(9)DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10)PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11)AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes including Additional Notes and Exchange Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then-outstanding Notes including Additional Notes and Exchange Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect, omission or inconsistency (as determined in good faith by the Board of Directors of the Company), to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” section of the Offering Circular, relating to the offering of the Initial Notes, to the extent that such provision in that “Description of Notes” was intended, as determined in good faith by the Board of Directors of the Company,

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to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes; to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, or to allow any Guarantor to execute a supplemental indenture to the Indenture or a Note Guarantee with respect to the Notes.

(12)DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on (or Special Interest, if any, on) the Notes; (ii) default in the payment when due of the principal of, or premium, if any, on, the Notes when the same becomes due and payable at maturity, upon redemption or otherwise; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with Section 4.10, 4.15 or 5.01 of the Indenture; (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes including Additional Notes and Exchange Notes, if any, then-outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries (in each case, other than Indebtedness owed to the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default: (a) is caused by a failure to make any payment of principal or interest when due at the Stated Maturity thereof (giving effect to any applicable grace periods and any extensions thereof) of such Indebtedness (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness that is then subject to a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $30.0 million (net of amounts that are expected, in the good faith judgment of the Company, to be covered by insurance issued by reputable third party insurance companies and for which the applicable insurance company has not denied liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days after such judgment becomes final; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or any Guarantor; (viii) any security interest or Lien purported to be created by any Security Document with respect to any Collateral having, individually or in the aggregate, a Fair Market Value in excess of $5.0 million which (a) ceases to be in full force and effect, (b) ceases, other than through an act or omission of the Collateral Trustee, to give the Collateral Trustee, for the benefit of the Holders, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first‑priority security interest in and Lien on, all of the Collateral thereunder) in favor of the Collateral Trustee or (c) is asserted in writing by the Company or any Guarantor not to be, a valid, perfected, first priority security interest in or Lien on the Collateral covered thereby; or (ix) an “Event of Default” as defined in any Mortgage. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium or Special Interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then-outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

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(13)TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14)NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder of the Company or any of the Guarantors, as such, will not have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(15)AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement, dated as of November 20, 2017, among the Company, the Guarantors and the Representative or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Company, the Guarantors and the other parties thereto, relating to rights given by the Company and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

(17)ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19)GUARANTEE. The Company’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

(20)COLLATERAL. The obligations of the Company and the Guarantors under the Indenture, the Notes and the Note Guarantees are secured by a Lien on the Collateral pursuant to the Security Documents.

(21)GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
Facsimile No.: (217) 228-3040
Attention: General Counsel

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Assignment Form
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date: _______________
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Option of Holder to Elect Purchase
If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

Section 4.10	Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:
$_______________

Date: _______________
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Schedule of Exchanges of Interests in the Global Note *
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

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EXHIBIT A2

[Face of Regulation S Temporary Global Note]

[Insert the first paragraph of the Global Note Legend pursuant to the provisions of the Indenture]
[Insert the Private Placement Legend pursuant to the provisions of the Indenture]
[Insert the Regulation S Temporary Global Note Legend]
[CUSIP No. U8885E AE9
ISIN No. USU8885EAE96]1
6.500% Senior Secured Notes due 2023
No. ___
$__________
or such other principal amount set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto

TITAN INTERNATIONAL, INC.
promises to pay to CEDE & CO. or registered assigns,
the principal sum of [________________________________________] DOLLARS, or such other principal amount set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto, on November 30, 2023.
Interest Payment Dates: May 30 and November 30
Record Dates: May 15 and November 15
Dated: [November 20, 2017]2

1 With respect to Initial Note
2 With respect to Initial Note

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TITAN INTERNATIONAL, INC.

By:
Name:
Title:
This is one of the Notes referred to
in the within‑mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

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Back of Note
6.500% Senior Secured Notes due 2023
Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(1)INTEREST. Titan International, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6.500% per annum from November 20, 2017 until maturity and will pay Special Interest, if any, payable pursuant to Section 2(c) of the Registration Rights Agreement referred to below. The Company will pay interest and Special Interest, if any, semi‑annually in arrears on May 30 and November 30 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be [May 30, 2018] With respect to Initial Notes.. The Company will pay interest (including post‑petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1.00% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post‑petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360‑day year of twelve 30‑day months.

(2)METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Special Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the May 15 or November 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Special Interest, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Special Interest, if any, on, all Global Notes. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

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(4)INDENTURE. The Company issued the Notes under an Indenture, dated as of November 20, 2017 (the “Indenture”), among the Company, the Guarantors, the Trustee and the Collateral Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes, any Additional Notes and any Exchange Notes issued in exchange for Initial Notes or Additional Notes pursuant to the Indenture. The Initial Notes, any Additional Notes and any Exchange Notes are treated as a single class of securities under the Indenture. The Indenture does not limit the aggregate principal amount of the Notes that may be issued thereunder.

(5)OPTIONAL REDEMPTION.

(a)On and after November 30, 2019, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, thereon to the applicable redemption date, if redeemed during the 12‑month period beginning on November 30 of the years indicated below:

Year Percentage
2019	104.875%
2020	103.250%
2021	101.625%
2022 and thereafter	100.000%

(b)At any time prior to November 30, 2019, the Company may on any one or more occasions redeem up to 40.0% of the aggregate principal amount of Notes issued under the Indenture with the net cash proceeds of one or more Equity Offerings at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed to the redemption date; provided that at least 60.0% in aggregate principal amount of the Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 180 days of the date of the closing of such Equity Offerings.

(c)At any time prior to November 30, 2019, the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first‑class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, on the Notes to be redeemed to the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

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(6)MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)REPURCHASE AT THE OPTION OF HOLDER.

(a)If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder, subject to such Holder’s right to reject such Change of Control Offer, to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). The Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)If the Company or a Restricted Subsidiary of the Company consummates any Asset Sale (other than an Asset Sale of Collateral), within 45 days of each date on which the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will commence an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes (including any Additional Notes and any Exchange Notes) and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Special Interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes and any Exchange Notes) and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Restricted Subsidiary) may use such deficiency for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

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(c)If the Company or a Restricted Subsidiary of the Company consummates any Asset Sale of any Collateral, within 45 days of each date on which the aggregate amount of Collateral Excess Proceeds exceeds $25.0 million, the Company will commence an Asset Sale Offer to all Holders of Notes pursuant to Section 3.09 of the Indenture in an amount equal to the Fair Market Value of the Collateral Excess Proceeds. The offer price in such Asset Sale Offer will be equal to 100% of the principal amount thereof plus accrued and unpaid interest and Special Interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes and any Exchange Notes) tendered pursuant to an Asset Sale Offer is less than the Collateral Excess Proceeds, the Company (or such Restricted Subsidiary) may use such deficiency for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Collateral Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8)NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

(9)DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10)PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11)AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes including Additional Notes and Exchange Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then-outstanding Notes including Additional Notes and Exchange Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect, omission or inconsistency (as determined in good faith by the Board of Directors of the Company), to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” section of the Offering Circular, relating to the offering of the Initial Notes, to the extent that such provision in that “Description of Notes” was intended, as determined in good faith by the Board of Directors of the Company,

A2-6

to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes; to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, or to allow any Guarantor to execute a supplemental indenture to the Indenture or a Note Guarantee with respect to the Notes.

(12)DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on (or Special Interest, if any, on) the Notes; (ii) default in the payment when due of the principal of, or premium, if any, on, the Notes when the same becomes due and payable at maturity, upon redemption or otherwise; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with Section 4.10, 4.15 or 5.01 of the Indenture; (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes including Additional Notes and Exchange Notes, if any, then-outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries (in each case, other than Indebtedness owed to the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default: (a) is caused by a failure to make any payment of principal or interest when due at the Stated Maturity thereof (giving effect to any applicable grace periods and any extensions thereof) of such Indebtedness (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness that is then subject to a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $30.0 million (net of amounts that are expected, in the good faith judgment of the Company, to be covered by insurance issued by reputable third party insurance companies and for which the applicable insurance company has not denied liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days after such judgment becomes final; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or any Guarantor; (viii) any security interest or Lien purported to be created by any Security Document with respect to any Collateral having, individually or in the aggregate, a Fair Market Value in excess of $5.0 million which (a) ceases to be in full force and effect, (b) ceases, other than through an act or omission of the Collateral Trustee, to give the Collateral Trustee, for the benefit of the Holders, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first‑priority security interest in and Lien on, all of the Collateral thereunder) in favor of the Collateral Trustee or (c) is asserted in writing by the Company or any Guarantor not to be, a valid, perfected, first priority security interest in or Lien on the Collateral covered thereby; or (ix) an “Event of Default” as defined in any Mortgage. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium or Special Interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then-outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

A2-7

(13)TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14)NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder of the Company or any of the Guarantors, as such, will not have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(15)AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement, dated as of November 20, 2017, among the Company, the Guarantors and the Representative or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Company, the Guarantors and the other parties thereto, relating to rights given by the Company and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

(17)ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19)GUARANTEE. The Company’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

(20)COLLATERAL. The obligations of the Company and the Guarantors under the Indenture, the Notes and the Note Guarantees are secured by a Lien on the Collateral pursuant to the Security Documents.

(21)GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

A2-8

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
Facsimile No.: (217) 228-3040
Attention: General Counsel

A2-9

Assignment Form
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _______________
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Option of Holder to Elect Purchase
If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

Section 4.10	Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:
$_______________

Date: _______________
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A2-11

Schedule of Exchanges of Interests in the Regulation S Temporary Global Note
The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note, or exchanges of a part of another Restricted Global Note for an interest in this Regulation S Temporary Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

A2-12

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER
Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
Attention: General Counsel

U.S. Bank National Association
Corporate Trust Services
10 West Market Street
Suite 1150
Indianapolis, Indiana 46204
Facsimile No.: (317) 636‑1951
Attention: Pamela V. Cole

Re: 6.500% Senior Secured Notes due 2023
Reference is hereby made to the Indenture, dated as of November 20, 2017 (the “Indenture”), among Titan International, Inc., as issuer (the “Company”), the Guarantors party thereto and U.S. Bank National Association, as trustee and collateral trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note or the Restricted Definitive Note and in the Indenture and the Securities Act.
2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchasers). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note or the Restricted Definitive Note and in the Indenture and the Securities Act.
3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a)    ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
(b)    ☐ such Transfer is being effected to the Company or a subsidiary thereof;
or
(c)    ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.
4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.
(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.
This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:
Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER
1.    The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a) ☐ a beneficial interest in the:
(i)     ☐ 144A Global Note (CUSIP _________), or
(ii)     ☐ Regulation S Global Note (CUSIP _________); or
(b) ☐ a Restricted Definitive Note.
2.    After the Transfer the Transferee will hold:
[CHECK ONE]
(a) ☐ a beneficial interest in the:
(i)     ☐ 144A Global Note (CUSIP _________), or
(ii)    ☐ Regulation S Global Note (CUSIP _________), or
(iii)    ☐ Unrestricted Global Note (CUSIP _________); or
(b) ☐ a Restricted Definitive Note; or
(c) ☐ an Unrestricted Definitive Note,
in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE
Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
Attention: General Counsel

U.S. Bank National Association
Corporate Trust Services
10 West Market Street
Suite 1150
Indianapolis, Indiana 46204
Facsimile No.: (317) 636‑1951
Attention: Pamela V. Cole

Re: 6.500% Senior Secured Notes due 2023
(CUSIP ____________)
Reference is hereby made to the Indenture, dated as of November 20, 2017 (the “Indenture”), among Titan International, Inc., as issuer (the “Company”), the Guarantors party thereto and U.S. Bank National Association, as trustee and collateral trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1.    Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note
(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2.    Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes
(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of this Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] 144A Global Note, Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Note and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:
Dated: _______________________

EXHIBIT D

FORM OF NOTATION OF GUARANTEE
For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of November 20, 2017 (the “Indenture”), among Titan International, Inc., (the “Company”), the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”) and collateral trustee, (a) the due and punctual payment of the principal of, premium and Special Interest, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney‑in‑fact of such Holder for such purpose; provided, however, that the Indebtedness evidenced by this Note Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture.
Capitalized terms used but not defined herein have the meanings given to them in the Indenture.
[Name of Guarantor(s)]

By:
Name:
Title:

D-1

EXHIBIT E

FORM OF MORTGAGE

MORTGAGE, SECURITY AGREEMENT AND ASSIGNMENT OF RENTS
[(____________)]

by and from

[__________________], “Mortgagor”

to

[_______________________], in its capacity as Agent, “Mortgagee”

Dated as of [__________, 20___]

Location:        [________________]
Municipality:        [________________]
County:        [________________]
State:            [________________]

PREPARED BY, RECORDING REQUESTED BY,
AND WHEN RECORDED MAIL TO:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022‑6069
Attention: Robert Fagiola, Esq.
File #: 03310-00078

MORTGAGE, SECURITY AGREEMENT AND ASSIGNMENT OF RENTS
([____________])
THIS MORTGAGE, SECURITY AGREEMENT AND ASSIGNMENT OF RENTS LEASES ([__________]) (this “Mortgage”) is dated as of [__________], 20___] by and from [________________], a [______________] [_______________] (“Mortgagor”), whose address is [________________________] to U.S. Bank National Association, as Collateral Trustee (in such capacity, “Agent”) for the Holders of the Notes as defined in the Indenture (defined below), having an address at Corporate Trust Services, 10 West Market Street, Suite 1150, Indianapolis, Indiana 46204 (Agent, together with its successors and assigns, “Mortgagee”).
ARTICLE 1
DEFINITIONS
Section 1.01    Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Indenture dated as of November 20, 2017, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the “Indenture”), among Titan International, Inc. (“Issuer”), Mortgagor, the other guarantors party thereto and U.S. Bank National Association, as Trustee and Collateral Trustee. As used herein, the following terms shall have the following meanings:
(a)    “Event of Default”: An Event of Default under and as defined in the Indenture, or (2) the default by Mortgagor in the observance or performance of any covenant, condition or agreement expressly set forth in this Mortgage and the continuance of such default unremedied for a period of: (x) in the case of a default that is susceptible to cure by the payment of money, five Business Days after receipt of written notice thereof from Mortgagee, or (y) in the case of all other such defaults, 60 days after receipt of written notice thereof from Mortgagee.
(b)    “Indebtedness”: (1) All indebtedness of Mortgagor to Mortgagee, Trustee or the Holders of the Note under the Indenture or any other Security Document (collectively, the “Secured Parties”), including, without limitation, the sum of all (a) principal, interest and other amounts owing under or evidenced or secured by the Security Documents, (b) principal, interest and other amounts which may hereafter be lent by Mortgagee or any of the other Secured Parties under or in connection with the Indenture or any of the other Security Documents, whether evidenced by a promissory note or other instrument which, by its terms, is secured hereby, and (c) obligations and liabilities of any nature now or hereafter existing under or arising in connection with Letters of Credit and other extensions of credit under the Indenture or any of the other Security Documents and reimbursement obligations in respect thereof, together with interest and other amounts payable with respect thereto, and (2) all other indebtedness, obligations and liabilities now or hereafter existing of any kind of Mortgagor to Mortgagee or any of the other Secured Parties under documents which recite that they are intended to be secured by this Mortgage. The Indebtedness secured hereby includes, without limitation, all interest and expenses accruing after the commencement by or against Mortgagor or any of its affiliates of a proceeding under the Bankruptcy Code (defined below) or any similar law for the relief of debtors.
(c)    “Mortgaged Property”: The fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in and to (1) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (3) all of the rents, revenues, royalties, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (4) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (5) all rights, privileges, tenements, hereditaments, rights‑of‑way, easements, appendages and appurtenances appertaining to the foregoing, (6) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (7) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (8) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land or Improvements (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein, and is not intended to include any personal property (including, but not limited to, equipment, goods, inventory, accounts and general intangibles) other than any portion of items (2) through (8) above.
(d)    “Obligations”: All of the agreements, covenants, conditions, warranties, representations and other obligations of Mortgagor (including, without limitation, the obligation to repay the Indebtedness) under the Indenture and the other Security Documents to which it is a party.
(e)    “Permitted Liens”: Liens described in paragraphs 1 through 11 of the defined term “Permitted Lien” of the Indenture.
(f)    “UCC”: The Uniform Commercial Code of the State of [____________] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than the State of [_____________], then, as to the matter in question, the Uniform Commercial Code in effect in that state.
ARTICLE 2
GRANT
Section 2.01    Grant. To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee the Mortgaged Property, subject, however, only to the matters that are set forth on Exhibit B attached hereto (the “Permitted Encumbrances”) and to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.
ARTICLE 3
WARRANTIES, REPRESENTATIONS AND COVENANTS
Mortgagor warrants, represents and covenants to Mortgagee as follows:
Section 3.01    Title to Mortgaged Property and Lien of this Instrument. Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Encumbrances and the Permitted Liens. This Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property.
Section 3.02    First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Security Documents. If any lien or security interest other than a Permitted Encumbrance or a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Indenture (including the requirement of providing a bond or other security satisfactory to Mortgagee).
Section 3.03    Payment and Performance. Mortgagor shall pay the Indebtedness when due under the Indenture and the other Security Documents and shall perform the Obligations in full when they are required to be performed.

Section 3.04    Inspection. Mortgagor shall permit Mortgagee and the other Secured Parties, and their respective agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee or the other Secured Parties may require, provided that such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property, and provided further that if an Event of Default does not then currently exist, any such environmental or engineering studies will be performed at the cost and expense of Mortgagee.
Section 3.05    Other Covenants. All of the covenants in the Indenture are incorporated herein by reference and, together with covenants in this Article 3, shall be covenants running with the Land.
Section 3.06    Insurance; Condemnation Awards and Insurance Proceeds.
(a)    Insurance. Mortgagor shall maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the Mortgaged Property against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses. Each such policy of insurance shall name Mortgagee as the loss payee (or, in the case of liability insurance, an additional insured) thereunder for the ratable benefit of the Secured Parties, shall (except in the case of liability insurance) name Mortgagee as the “mortgagee” under a so‑called “New York” long form non‑contributory endorsement and shall provide for at least 30 days’ prior written notice of any material modification or cancellation of such policy. In addition to the foregoing, if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Mortgagor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.
(b)    Condemnation Awards. Mortgagor assigns all Condemnation Awards to Mortgagee and authorizes Mortgagee to collect and receive such Condemnation Awards and to give proper receipts and acquittances therefor, subject to the terms of this Mortgage. In the event of any partial condemnation of the Mortgaged Property, provided that (1) an Event of Default does not then currently exist, and (2) any such condemnation requires a repair, restoration and/or rebuilding of any portion of the Mortgaged Property in order for Mortgagor to use the Mortgaged Property for its intended use (“Condemnation Restoration”), then Mortgagee shall hold and disburse the condemnation proceeds less the cost, if any, to Mortgagee of recovering such condemnation proceeds including, without limitation, reasonable attorneys’ fees and expenses, to Mortgagor for the Condemnation Restoration of the Mortgaged Property. In the event of a total condemnation of the Mortgaged Property, provided that an Event of Default does not then currently exist, then Mortgagee shall hold and disburse the condemnation proceeds less the cost, if any, to Mortgagee of recovering such condemnation proceeds including, without limitation, reasonable attorneys’ fees and expenses, to Mortgagor to acquire replacement property if, and only if, such replacement property is pledged as collateral to Mortgagee pursuant to a mortgage in the same form and substance than this Mortgage with such changes as may be needed to identify the replacement property.
(c)    Insurance Proceeds. Mortgagor assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property. Mortgagor authorizes Mortgagee to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly. In the event of any damage to or destruction of the Mortgaged Property, and provided that (1) an Event of Default does not then currently exist and (2) the repair, restoration and rebuilding of any portion of the Mortgaged Property that has been partially damaged or destroyed (the “Restoration”) can be accomplished to similar or better condition, character and general utility that existed prior to the casualty and at least equal in value as that existing prior to the casualty, then Mortgagee shall hold and disburse the insurance proceeds less the cost, if any, to Mortgagee of recovering such insurance proceeds including, without limitation, reasonable attorneys’ fees and expenses, and adjusters’ fees, to Mortgagor for the Restoration of the Mortgaged Property.
ARTICLE 4

DEFAULT AND FORECLOSURE
Section 4.01    Remedies. Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:
(a)    Acceleration. Subject to any provisions of the Security Documents providing for the automatic acceleration of the Indebtedness upon the occurrence of certain Events of Default, declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.
(b)    Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all records relating to the Mortgaged Property. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.
(c)    Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 4.07.
(d)    Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that 10 days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.
(e)    Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 4.07.
(f)    Other. Exercise all other rights, remedies and recourses granted under the Security Documents or otherwise available at law or in equity.
Section 4.02    Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.
Section 4.03    Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Security Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Security Documents, or against the

Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Security Documents or otherwise at law or equity shall be deemed to cure any Event of Default.
Section 4.04    Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Security Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.
Section 4.05    Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, unless otherwise provided in this Mortgage, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Security Documents and (c) any right to a marshalling of assets or a sale in inverse order of alienation.
Section 4.06    Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Security Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Security Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Security Documents for such Event of Default.
Section 4.07    Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:
(a)    to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) attorneys’ and accountants’ fees and expenses and (4) costs of advertisement;
(b)    to the payment of the Indebtedness and performance of the Obligations in such manner and order of preference as Mortgagee in its sole discretion may determine; and
(c)    the balance, if any, to the Persons legally entitled thereto.
Section 4.08    Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 4.01(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 4.09    Additional Advances and Disbursements; Costs of Enforcement.
(a)    Upon the occurrence and during the continuance of any Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee or any other Secured Party under this Section 4.09, or otherwise under this Mortgage or any of the other Security Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage.
(b)    Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Security Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage and the other Security Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.
Section 4.10    No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 4, the assignment of the Rents and Leases under Article 5, the security interests under Article 6, nor any other remedies afforded to Mortgagee under the Security Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.
ARTICLE 5
ASSIGNMENT OF RENTS AND LEASES
Section 5.01    Assignment.    In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Mortgagee (any such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law).
Section 5.02    Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.
Section 5.03    Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.
Section 5.04    No Merger of Estates. So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.
ARTICLE 6
SECURITY AGREEMENT
Section 6.01    Security Interest.    This Mortgage constitutes a “security agreement” on personal property (only with respect to the Leases, Rents, Property Agreements, Proceeds, Insurance and Condemnation Awards) within the meaning of the UCC and other applicable law. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Leases, Rents, Property Agreements, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Leases, Rents, Property Agreements, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.
Section 6.02    Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such documents, instruments and further assurances, in each case in form and substance satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor represents and warrants to Mortgagee that Mortgagor’s jurisdiction of organization is the State of [_________________]. After the date of this Mortgage, Mortgagor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without giving at least 30 days’ prior written notice to Mortgagee.
ARTICLE 7
MISCELLANEOUS
Section 7.01    Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 13.02 of the Indenture.
Section 7.02    Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Indenture and the other Security Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.
Section 7.03    Attorney‑in‑Fact. Mortgagor hereby irrevocably appoints Mortgagee as its attorney‑in‑fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) after the occurrence and during the continuance of any Event of Default, to execute or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within 10 days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Property Agreements, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the highest rate at which interest is then computed on any portion of the Indebtedness; (3) Mortgagee as such attorney‑in‑fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 7.03.
Section 7.04    Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee, the other Secured Parties, and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.
Section 7.05    No Waiver. Any failure by Mortgagee or the other Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of the Security Documents shall not be deemed to be a waiver of same, and Mortgagee and the other Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.
Section 7.06    Indenture. If any conflict or inconsistency exists between this Mortgage and the Indenture, the Indenture shall control and govern to the extent of any such conflict or inconsistency.
Section 7.07    Release or Reconveyance. Upon payment in full of the Indebtedness and performance in full of the Obligations or upon a sale or other disposition of the Mortgaged Property permitted by the Indenture, Mortgagee, at Mortgagor’s request and expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor.
Section 7.08    Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Indebtedness or Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.
Section 7.09    Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5‑1401 of the General Obligations Law of the State of New York).
Section 7.10    Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.
Section 7.11    Severability. If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.
Section 7.12    Entire Agreement. This Mortgage and the other Security Documents embody the entire agreement and understanding between Mortgagee and Mortgagor relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Security Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
Section 7.13    Mortgagee as Agent; Successor Agents.
(a)    Agent has been appointed to act as Agent hereunder by the other Secured Parties. Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Indenture, any related agency agreement among Agent and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage. Mortgagor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.
(b)    Mortgagee shall at all times be the same Person that is Agent under the Agency Documents. Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Mortgage. Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Mortgage. Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Mortgage. Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Mortgagee under this Mortgage, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Mortgage and the Mortgaged Property and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Mortgage. After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Mortgage and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Agent hereunder.

ARTICLE 8
LOCAL LAW PROVISIONS
[To Come]
[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.
MORTGAGOR:        [______________________],
a [_________________] [____________]

By:
Name:
Title:

S-1

[Insert Form of Notary Acknowledgement]

N-1

EXHIBIT A
LEGAL DESCRIPTION

Legal Description of premises located at [_____________]:
[See Attached Page(s) For Legal Description]

Exh. A-1

EXHIBIT B
PERMITTED ENCUMBRANCES

Those exceptions set forth in Schedule B of that certain policy of title insurance issued to Mortgagee by [______________] on or about the date hereof pursuant to commitment number [_________].

E-1

EXHIBIT F

FORM OF LOCAL COUNSEL OPINIONS

FORM OF OPINION OF LOCAL COUNSEL
WITH RESPECT TO REAL ESTATE MATTERS
__________, 201__

To:	The Holders of the Notes under the Indenture
referred to below and to U.S. Bank National Association,
as Agent
Re: Titan International, Inc. and [**Name of Subsidiary Fee Owner**]
Ladies and Gentlemen:
We have acted as special [name of State] (the “State”) counsel to Titan International, Inc., a Delaware corporation (“Issuer”) and [**Insert name of fee owner and state and organization type**] (“Mortgagor”) in connection with the execution and delivery of the Mortgage referenced below pursuant to that certain Indenture dated as of November 20, 2017, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the “Indenture”), among Issuer, the guarantor parties thereto and U.S. Bank National Association, as trustee and collateral trustee (in such capacity, “Agent”) for the Holders of the Notes (as defined therein). This opinion is rendered at the request of Issuer pursuant to Section 4.19(F) of the Indenture. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Mortgage, or if not defined therein, in the Indenture.
In our capacity as such counsel, we have examined originals, or copies identified to our satisfaction as being true copies, of such records, documents or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including such corporate records and documents of Mortgagor and such certificates of public officials and officers of Mortgagor as we have deemed necessary or appropriate for purposes of this opinion. These records, documents and instruments also included execution copies or counterparts of the following documents (collectively, the “Subject Documents”):
(1)The Indenture; and
(2)The Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of _______, 201__ from Mortgagor, as mortgagor, to Agent, as mortgagee (the “Mortgage”), encumbering the “Mortgaged Property” described therein.
Assumptions
In rendering this opinion we have assumed, without having made any independent investigation of the facts, except with respect to matters of State and federal law on which we have opined below, the following:
(1)the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies;
(2)to the extent that the obligations of Mortgagor may be dependent upon such matters, other than with respect to Mortgagor, that each party to the agreements and contracts referred to herein is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation; that each such other party has the requisite corporate or other organizational power and authority to perform its obligations under such agreements and contracts, as applicable; and that such agreements and contracts have been duly authorized, executed and delivered by, and each of them constitutes the legally valid and binding obligations of, such other parties, as applicable, enforceable against such other parties in accordance with their respective terms;
(3)that Mortgagor is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;
(4)that Mortgagor has the requisite corporate power and authority to enter into and perform its obligations under the Subject Documents to which it is a party;
(5)the due authorization, execution and delivery by Mortgagor of the Subject Documents to which Mortgagor is a party;
(6)that a part or all of the loan proceeds to be advanced pursuant to the Indenture will have been advanced on or before the date hereof;
(7)that all material factual matters, including without limitation, representations and warranties, contained in the Subject Documents, are true and correct as set forth therein;
(8)that Mortgagor, at the time of recordation of the Mortgage, held an interest of record in the real property portions of the Mortgaged Property owned by Mortgagor; and
(9)that the Subject Documents will be governed by and construed in accordance with the internal laws of the State, notwithstanding the provisions of the Subject Documents to the contrary.
Opinions
On the basis of such examination, our reliance upon the assumptions contained herein and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:
(1)The Mortgage constitutes the legal, valid and binding obligation of Mortgagor, enforceable against Mortgagor in accordance with its terms.
(2)The execution and delivery of the Subject Documents, the performance by Mortgagor of its obligations thereunder and the compliance with the terms and conditions thereof by Mortgagor are not in contravention of or in conflict with any law, rule or regulation of the State applicable to Mortgagor.
(3)The execution and delivery by Mortgagor of the Subject Documents to which it is a party and the performance of Mortgagor’s obligations thereunder do not require any governmental consents, approvals, authorizations, permits, registrations, declarations or filings or other action or any notices to, consents of, orders of or filings with any governmental authority or regulatory body of the State (including those having jurisdiction over the enforcement of the environmental laws of the State), except for the recordation of the Mortgage.
(4)The Mortgage (including the acknowledgement, attestation, seal and witness requirements) is in appropriate form for recordation in the State.
(5)The Mortgage is in proper form sufficient to create a valid mortgage in favor of Agent on, and to vest Agent with power of sale in, such of the Mortgaged Property described therein that constitutes real property (including fixtures, to the extent the same constitute real property). The recordation of the Mortgage in the [** NAME APPROPRIATE COUNTY RECORDING OFFICE**] is the only recordation, filing or registration necessary to perfect the lien on the Mortgaged Property created by the Mortgage. Upon recordation of the Mortgage in the [** NAME APPROPRIATE COUNTY RECORDING OFFICE**], Agent will have a valid and perfected mortgage on the Mortgaged Property described therein. No other recordation, filing, re‑recordation or re‑filing is necessary in order to perfect or to maintain the priority of the lien created by the Mortgage.
(6)The real property descriptions attached to the Mortgage are in form legally sufficient for the purpose of subjecting that portion of the Mortgaged Property that constitutes real property to the lien evidenced by the Mortgage.
(7)The Mortgage is in proper form sufficient to constitute a valid and effective fixture filing with respect to the Premises under Article 9 of the Uniform Commercial Code as in effect in the State naming Mortgagor as debtor and Agent as secured party.
(8)Agent is not required to qualify to transact business in the State nor will Agent incur any tax imposed by the State (including, without limitation, any tax imposed by the State on interest or on revenue paid in respect of the Indenture), solely as the result of the ownership or recordation of the Mortgage.
(9)[Except as specifically set forth on Schedule 1 hereto, no] [No] taxes or other charges, including, without limitation, intangible, documentary, stamp, mortgage, transfer or recording taxes or similar charges are payable to the State or to any governmental authority or regulatory body located therein on account of the execution or delivery of the Mortgage, or the creation of the liens and security interests thereunder, or the filing, recordation or registration of the Mortgage, except for nominal filing or recording fees.
Qualifications
The foregoing opinions are subject to the following qualifications, limitations and exceptions:
(1)Qualifying paragraph 1 above, the enforceability of the Mortgage and the liens created thereby may be limited or affected by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. The aforesaid opinion as to enforceability of the Mortgage is also subject to the qualification that certain provisions contained therein may not be enforceable, but (subject to the limitations set forth in the foregoing sentence) such unenforceability will not render the Mortgage invalid as a whole or substantially interfere with realization of the principal benefits and/or security provided thereby.
(2)In rendering the opinions expressed in this opinion letter, we have made no examination of and express no opinion with respect to: (i) title to or, except as to adequacy of form, descriptions of the Mortgaged Property described in the Mortgage; (ii) the nature or extent of Mortgagor’s rights in, or title to, the Mortgaged Property; (iii) the existence or non‑existence of liens, security interests, charges or encumbrances thereon or therein actually of record; or (iv) the priority of any liens on any part of the Mortgaged Property. We have not independently certified the existence, condition, location or ownership of any of the Mortgaged Property.
This opinion is given as of the date hereof, and we disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter. The foregoing opinion applies only with respect to the laws of the State and the federal laws of the United States of America and we express no opinion with respect to the laws of any other jurisdiction.
This opinion is rendered only to Agent and the Holders of the Notes and their respective successors and assigns (including any participant in any Holder’s interest of the Notes) and is solely for their benefit in connection with the transactions contemplated by the Subject Documents and may not be relied upon by Agent or any Holders of the Notes or any of their respective successors or assigns for any other purpose without our prior written consent.
Very truly yours,

SCHEDULE 1
Mortgage Recording Taxes, Documentary Stamp Taxes
and other similar Taxes and Fees
[**INSERT DESCRIPTION OF AND METHOD OF CALCULATING ALL MORTGAGE RECORDING TAXES, DOCUMENTARY STAMP TAXES AND SIMILAR TAXES AND FEES**]

SCH 1-1